Exhibit 4.20

C L I F F O R D
C H A N C E
EXECUTION VERSION

US$1,500,000,000

FACILITIES AGREEMENT

dated 2 NOVEMBER 2012
for

SYNGENTA AG

THE COMPANIES NAMED HEREIN
as Borrowers

arranged by

BANC OF AMERICA SECURITIES LIMITED, BANCO SANTANDER, S.A.,
CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE AG,
DEUTSCHE BANK AG, HSBC BANK PLC, UBS AG and UNICREDIT BANK AG

with

BANC OF AMERICA SECURITIES LIMITED
acting as agent

MULTICURRENCY REVOLVING FACILITIES AGREEMENT INCORPORATING A SWINGLINE FACILITY

- i -

34.	Notices	112
35.	Calculations and Certificates	115
36.	Partial Invalidity	115
37.	Remedies and Waivers	115
38.	Amendments and Waivers	115
39.	Confidentiality	119
40.	Counterparts	123
41.	Governing Law	124
42.	Enforcement	124
Schedule 1 The Original Parties		125
Schedule 2 Conditions Precedent		128
Schedule 3 Requests		132
Schedule 4 Mandatory Cost Formulae		134
Schedule 5 Form of Transfer Certificate		136
Schedule 6 Form of Assignment Agreement		139
Schedule 7 Form of Accession Letter		142
Schedule 8 Form of Resignation Letter		143
Schedule 9 Form of Compliance Certificate		144
Schedule 10 LMA Form of Confidentiality Undertaking		145
Schedule 11 Timetables		150
Schedule 12 Form of Assumption Certificate		152
Schedule 13 Form of Extension Request		154
Schedule 14 Form of Increase Confirmation		155

- ii -

THIS AGREEMENT is dated 2 November 2012 and made between:

(1)	SYNGENTA AG (the "Company");

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers (the "Original Borrowers");

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company the "Original Guarantors");

(4)
BANC OF AMERICA SECURITIES LIMITED, BANCO SANTANDER, S.A., CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE AG, DEUTSCHE BANK AG, HSBC BANK PLC, UBS AG and UNICREDIT BANK AG, as bookrunners and mandated lead arrangers (whether acting individually or together the "Arranger");

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the "Original Lenders"); and

(6)	BANC OF AMERICA SECURITIES LIMITED as agent of the other Finance Parties (the "Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

"Accession Letter" means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 28 (Changes to the Obligors).

"Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company and in relation to Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., any affiliate banks and member banks of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Assumption Certificate" means a document substantially in the form set out in Schedule 12 (Form of Assumption Certificate).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means:

(a)	in relation to the Committed Revolving Facility and the Swingline Facility, the period from and including the date of this Agreement to and including the Termination Date; and

(b)	in relation to any Uncommitted Revolving Facility, the period from and including the Uncommitted Revolving Facility Commitment Date to and including the Termination Date.

"Available Commitment" means in relation to a Revolving Facility (but without limiting Clause 8.4 (Relationship with the Revolving Facility)) a Lender's Commitment under that Facility minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation, that Lender's participation in any Loans under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender's Commitment under that Facility.

"Available Facility" means in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Available Swingline Commitment" of a Swingline Lender means (but without limiting Clause 8.4 (Relationship with the Revolving Facility)) that Lender's Swingline Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Swingline Loans; and

(b)
in relation to any proposed Utilisation under the Swingline Facility, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Swingline Lender's Available Swingline Commitment in relation to any proposed Utilisation under the Swingline Facility, that Lender's participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Swingline Lender's Swingline Commitment.

"Available Swingline Facility" means the aggregate for the time being of each Swingline Lender's Available Swingline Commitment.

"Base Currency" means dollars.

"Base Currency Amount" means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors), but excluding for any Uncommitted Revolving Facility any U.S. Borrower.

"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Basel and London, and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

"Code" means the United States Internal Revenue Code of 1986, as amended and any rule or regulation issued thereunder from time to time in effect.

"Committed Revolving Facility" means the revolving loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (Revolving Facilities).

"Committed Revolving Facility Commitment" means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Committed Revolving Facility Commitment" in Part II A of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Committed Revolving Facility Loan" means the loan made or to be made under the Committed Revolving Facility or the principal amount outstanding for the time being of that loan.

"Commitment" means a Committed Revolving Facility Commitment, an Uncommitted Revolving Facility Commitment or a Swingline Commitment.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

"Dangerous Substance" means any radioactive emissions and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

"Default" means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period and/or the giving of notice) be an Event of Default.

"Defaulting Lender" means any Lender or any Swingline Lender:

(a)
which has failed to make its participation in a Loan available or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 6.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document;

(c)	with respect to which an Insolvency Event has occurred and is continuing; or

(d)	whose Affiliate is a Swingline Lender which is a Defaulting Lender,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)	the Lender (or Affiliate of a Lender which is a Swingline Lender) is disputing in good faith whether it is contractually obliged to make the payment in question.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Dutch Civil Code" means the Dutch Civil Code (Burgerlijk Wetboek).

"Dutch Obligor" means an Obligor incorporated in The Netherlands.

"Environment" means the environment as defined in Section 1(2) of the Environmental Protection Act 1990.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder from time to time in effect.

“ERISA Affiliate” means any entity that is aggregated with the Obligor under sections 414(b), (c), (m) and (o) of the Code.

"EURIBOR" means in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Reference Bank Rate;

as of the Specified Time on the Quotation Day for euro and for a period comparable to the Interest Period of that Loan and, if any such rate is below zero, EURIBOR will be deemed to be zero.

"Euro Swingline Rate" means, in relation to a Swingline Loan denominated in euro, the percentage rate per annum which is the aggregate of:

(a)	Margin;

(b)
the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the European interbank market in euro and for a period comparable to the Interest Period for the relevant Swingline Loan denominated in euro as of 11.00 a.m. Brussels time on the Utilisation Date for that Swingline Loan, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in euro and for that period and for settlement on that day; and

(c)	Mandatory Cost (if any).

For the purposes of this definition, the Reference Banks are the Reference Banks defined in Clause 1.1 (Definitions) in relation to EURIBOR.

"Event of Default" means any event or circumstance specified as such in Clause 26 (Events of Default).

"Excluded Vendor Financing" means any liability under any Vendor Financing to the extent treated as off balance sheet of the Group by the relevant auditors.

"Existing Facility Agreement" means US$ 1,200,000,000 facility agreement dated 20 July 2006 between, amongst others, the Company as parent and HSBC Bank plc as agent.

"Extension Request" means a request for the extension of the Termination Date pursuant to Clause 3 (Extension of the Termination Date), substantially in the form of Schedule 13 (Form of Extension Request).

"Facility" means the Committed Revolving Facility, the Uncommitted Revolving Facility or the Swingline Facility.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Federal Funds Rate" means, in relation to any day, the rate per annum equal to:

(a)
the weighted average of the rates on overnight Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(b)
if a rate is not so published for any day which is a New York Business Day, the average of the quotations for that day on such transactions received by the Agent from three Federal funds brokers of recognised standing selected by the Agent.

"Fee Letter" means:

(a)
any letter or letters dated on or about the date of this Agreement between Deutsche Bank AG and UniCredit Bank AG as coordinators and the Company (and/or the Agent and the Company) setting out any of the fees referred to in Clause 16 (Fees); and

(b)
any agreement setting out fees payable to a Finance Party referred to in paragraph (d) of Clause 2.2 (Uncommitted Revolving Facility) of this Agreement or paragraph (d) of Clause 2.3 (Increase) of this Agreement.

"Finance Document" means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as a "Finance Document" by the Agent and the Company.

"Finance Party" means the Agent, the Arranger or a Lender.

"Financial Indebtedness" means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, but excluding transactions entered into in the ordinary course of business where the duration of such borrowing is less than 90 days;

(g)
for the purpose only of Clause 26.4 (Cross default) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)
for the purpose only of Clause 26.4 (Cross default), any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above,

provided that:

(i)	any indebtedness owing by one member of the Group to another member of the Group; or

(ii)
for the purpose of Clause 25.5 (Financial Indebtedness) only, any indebtedness to be used to refinance other Financial Indebtedness (to the extent applied in refinancing that Financial Indebtedness within 60 days of being incurred); or

(iii)	any Excluded Vendor Financing,

shall not be taken into account as Financial Indebtedness.

"First Anniversary Extending Lenders" has the meaning given to that term in paragraph (e)(i) of Clause 3.1 (Extension prior to the First Anniversary).

"First Anniversary Majority Extending Lenders" means, at any time, First Anniversary Extending Lenders (including, for the purposes of this definition, as of the Second Notification Date, any Second Anniversary Limited Extending Lenders):

(a)
whose share in the outstanding Revolving Facility Loans and whose undrawn Revolving Facility Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Revolving Facility Loans and the undrawn Revolving Facility Commitments of all the First Anniversary Extending Lenders;

(b)
if there is no Revolving Facility Loan then outstanding, whose Revolving Facility Commitments then aggregate 66 2/3 per cent. or more of the Total Revolving Facility Commitments of all the First Anniversary Extending Lenders; or

(c)	if there is no Revolving Facility Loan then outstanding and the Total Revolving Facility Commitments have been reduced to zero, whose Revolving

Facility Commitments aggregated 66 2/3 per cent. or more of the Total Revolving Facility Commitments of all First Anniversary Extending Lenders immediately before the reduction.

"First Anniversary Non-Extending Lenders" has the meaning given to that term in paragraph (e)(ii) of Clause 3.1 (Extension prior to the First Anniversary).

"First Extension Date" has the meaning given to that term in paragraph (d) of Clause 3.1 (Extension prior to the First Anniversary).

"First Extension Transitory Period" means the period of time from and including the First Notification Date to and including the original Termination Date.

"First Notification Date" means the fifteenth day prior to the first anniversary of the date of this Agreement (or, if that date is not a Business Day, the immediately preceding Business Day).

"GAAP" means:

(a)	in respect of the Company, generally accepted accounting principles in Switzerland including IFRS; and

(b)	in respect of any other Obligor, generally accepted accounting principles in its jurisdiction of incorporation.

"Group" means the Company and its Subsidiaries for the time being.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

"Guidelines" means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt "Obligationen" vom April 1999), guideline S-02.130.1 in relation to money market instruments and accounts receivable of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt "Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen" vom Januar 2000), circular letter no. 34 in relation to customer credit balances of 26 July 2011 (Kreisschreiben Nr. 34 vom 26. Juli 2011 betreffend "Kundenguthaben") and the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Withholding Tax and Swiss Stamp Taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben" vom 7 Februar 2007), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent or the Swingline Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent or the Swingline Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.3 (Increase).

"Insolvency Event" in relation to a Finance Party or a Swingline Agent means that the Finance Party or the Swingline Agent:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets(other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Intellectual Property" means:

(a)
any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may on or after the date of this Agreement subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may on or after the date of this Agreement subsist).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 14 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 13.3 (Default interest).

"Lender" means:

(a)	any Original Lender; and

(b)	any other person which has become a Party in accordance with Clause 2.2 (Uncommitted Revolving Facility), Clause 2.3 (Increase) or Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Reference Bank Rate,

as of the Specified Time on the Quotation Day for the currency of that Loan and for a period comparable to the Interest Period for that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

"LMA" means the Loan Market Association.

"Loan" means a Committed Revolving Facility Loan, a Swingline Loan or an Uncommitted Revolving Facility Loan.

"Majority Lenders" means a Lender or Lenders whose Revolving Facility Commitments aggregate more than 66 2/3 % of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 % of the Total Commitments immediately prior to the reduction).

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

"Margin" the rate per annum determined by reference to the credit ratings from time to time by Moody's Investors Service Limited or Standard & Poor's Rating Services, or in each case, any other rating agency of equivalent standing, to the Company's long term senior unsubordinated debt obligations last published in accordance with the grid and the following provisions below:

credit rating	Margin (in % p.a.)
A+ / A1 or higher	0.30
A / A2	0.35
A- / A3 or lower	0.40

The initial Margin shall be 0.35 per cent. per annum.

However:

(a)
any increase or decrease in the Margin shall not apply for any Loans outstanding on the date of announcement by any relevant credit rating agency about the increase or decrease (as applicable) of the credit rating;

(b)
any increase or decrease in the Margin shall apply for any new Loans which are made after the date of announcement by any relevant credit rating agency about the increase or decrease (as applicable) of the credit rating;

(c)	if there is:

(i)	no such credit rating available, or

(ii)	only one such credit rating available; or

(iii)	an Event of Default continuing,

the Margin for each Loan shall be the highest percentage per annum set out above;

(d)	in case of a split rating the Margin shall be determined on an arithmetic mean of the percentage rates per annum set out in the two rows to which the respective credit ratings can be allocated.

"Material Adverse Effect" means a material adverse effect on the ability of the Obligors (taken together) to perform and comply with their payment or other material obligations under any Finance Document.

"Material Subsidiary" means, at any time, a Subsidiary of the Company which:

(a)	is an Obligor;

(b)	whose unconsolidated gross assets are more than five per cent. of the consolidated gross assets of the Group; or

(c)	whose external turnover is more than five per cent. of the consolidated turnover of the Group;

as shown (in the case of any Subsidiary) in the accounts used for preparing the Group consolidation in the most recent annual or semi-annual consolidated financial statements of the Group and (in the case of the Group) in the most recent annual or semi-annual consolidated financial statements of the Group after, for this purpose, deducting from each set of figures amounts attributable to minorities.  If a Subsidiary which is not a Material Subsidiary on the basis of the most recent such accounts receives a transfer of assets or the right to receive any turnover which, taken together with the existing assets or turnover of that Subsidiary, would satisfy any of the tests in (b) or (c) above, then that Subsidiary shall also be a Material Subsidiary from (and including) the date it receives such transfer.  If a Material Subsidiary disposes of any assets or the right to receive any turnover such that it would on the basis of the most recent such accounts cease to be a Material Subsidiary, then it shall be excluded as a Material Subsidiary from the date it makes such disposal.

A report by the auditors of the Company that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Obligor or any ERISA Affiliate has an obligation to contribute.

"New Lender" has the meaning given to that term in Clause 27 (Changes to the Lenders).

"New York Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

"Non-Qualifying Swiss Lender" means any person who does not qualify as a Qualifying Swiss Lender.

"Obligor" means a Borrower or a Guarantor.

"Obligors' Agent" means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors' Agent).

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 5.3 (Conditions relating to Optional Currencies).

"Original Financial Statements" means:

(a)	the audited consolidated financial statements of the Company for the financial year ended 31 December 2011; and

(b)	in relation to each Original Obligor other than the Company, its financial statements (audited, if available) for its financial year ended 31 December 2011.

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Original Swingline Lender" means an Original Lender listed in Part II B of Schedule 1 (The Original Parties) as a Swingline Lender.

"Overall Commitment" of a Lender means:

(a)	its Committed Revolving Facility Commitment; or

(b)	in the case of a Swingline Lender which does not have a Committed Revolving Facility Commitment, the Committed Revolving Facility Commitment of a Lender which is its Affiliate.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

"Permitted Security" means:

(a)	a Security over assets acquired after the date of this Agreement or assets of a company which becomes a Subsidiary after the date of this Agreement provided that:

(i)	such Security was in existence prior to the date of the acquisition of the asset or company concerned and was not created in contemplation of the acquisition;

(ii)
the amount secured by such Security as at the date of acquisition is not thereafter increased and is amortised or redeemed in accordance with scheduled repayments or reductions in effect immediately prior to the date of acquisition; and

(iii)
such Security is discharged within six months of the acquisition in question unless the Majority Lenders and (but only with regard to the First Extension Transitory Period) the First Anniversary Majority Extending Lenders and (but only with regard to the Second Extension Transitory Period) the Second Anniversary Majority Extending Lenders agree in writing otherwise.

(b)	a Security created in the ordinary course of business by a member of the Group by means of a retention of title provision contained in a contract for the supply of goods to that member of the Group;

(c)	liens and other Security created or arising in the ordinary course of business (other than in respect of Financial Indebtedness) consistent with past practice of the Group;

(d)
any Security arising in the ordinary course of cash management activities by virtue of any right on the part of any bank to apply any part of any credit balance(s) representing any moneys standing to the credit of any bank account of any member of the Group in the books of such bank in discharge or satisfaction of any part of any debit balance(s) of any bank account of any member of the Group in the books of such bank;

(e)
any Security created pursuant to any provisions included in the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers' Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or any other general conditions used by, or agreement or arrangement with, a bank operating in the Netherlands to substantially the same effect;

(f)
any Security created over shares in a single purpose company or over the assets of such a company securing Project Finance Indebtedness of that company incurred to finance the project undertaken by that company;

(g)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(i)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(ii)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

including any Security provided to banks or financial institutions in the ordinary course of business pursuant to or in connection with any framework/master agreements relating to such derivative transactions;

(h)
any other Security to which the Agent, acting on the instructions of the Majority Lenders and (but only with regard to instructions given during the First Extension Transitory Period) the First Anniversary Majority Extending Lenders and (but only with regard to instructions given during the Second Extension Transitory Period) the Second Anniversary Majority Extending Lenders), has given its prior written consent; and

(i)
any Security securing indebtedness in an amount (without duplication) which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (h) above) does not exceed an amount equal to 5% of the consolidated total gross assets of the Group as set out in the latest consolidated financial statements of the Company delivered to the Agent in accordance with paragraph (a)(i) of Clause 24.1 (Financial statements).

"Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by an Obligor or any ERISA Affiliate or with respect to which an Obligor or any ERISA Affiliate may have any liability, and which is subject to coverage under ERISA.

"Project Finance Indebtedness" means any Financial Indebtedness to finance a project:

(a)
which is made by a single purpose company (whether or not a member of the Group) whose principal assets and business are constituted by that project and whose liabilities in respect of the Financial Indebtedness concerned are not directly or indirectly the subject of a guarantee, indemnity or any other form of assurance, undertaking or support from any member of the Group except security over the shares in that company or as expressly referred to in paragraph (b)(ii) below; or

(b)
in respect of which the person or persons making such Financial Indebtedness available to the relevant borrower (whether or not a member of the Group) have no recourse whatsoever to any member of the Group for the repayment of or payment of any sum relating to such Financial Indebtedness other than:

(i)	recourse to the borrower for amounts limited to the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such project; and/or

(ii)
recourse to the borrower for the purpose only of enabling amounts to be claimed in respect of that Financial Indebtedness in an enforcement of any Security given by the borrower over the assets comprised in the project (or given by any shareholder in the borrower over its shares in the borrower) to secure that Financial Indebtedness or any recourse referred to in (iii) below, provided that (A) the extent of such recourse to the borrower is limited solely to the amount of any recoveries made on any such enforcement, and (B) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such Financial Indebtedness, to commence proceedings for the winding up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of the borrower or any of its assets (save for the assets the subject of such Security); and/or

(iii)
recourse to such borrower generally, or directly or indirectly to a member of the Group under any form of completion guarantee, assurance or undertaking, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available; or

(c)
which the Majority Lenders and (but only with regard to the First Extension Transitory Period) the First Anniversary Majority Extending Lenders and (but only with regard to the Second Extension Transitory Period) the Second Anniversary Majority Extending Lenders shall have agreed in writing to treat as a Project Finance Indebtedness for the purposes of the Finance Documents.

"Qualifying Lender" has the meaning given to it in Clause 17 (Tax gross-up and indemnities).

"Qualifying Swiss Lender" means any person acting on its own account which is licensed as a bank under the banking laws in force in its jurisdiction of incorporation and any branch of a legal entity, which is licensed as a bank under the banking laws in force in the jurisdiction where such branch is situated, and which, in each case, exercises as its main purpose a true banking activity, having its own bank personnel, premises, communication devices and decision making power, all in accordance with the Guidelines.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is dollars or Swiss Franc) two Business Days before the first day of that period; or

(b)	(if the currency is euro) two TARGET Days before the first day of that period,

unless market practice differs in the European interbank market (being London for LIBOR) for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market (being London for LIBOR) on more than one day, the Quotation Day will be the last of those days).

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market; or

(b)	in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

"Reference Banks" means, in relation to LIBOR and Mandatory Costs the principal London offices of Bank of America, N.A., Deutsche Bank AG and HSBC Bank plc and, in relation to EURIBOR, the principal offices in Frankfurt am Main of Deutsche Bank AG and UBS AG and the principal office in Munich of UniCredit Bank AG or such other banks as may be appointed by the Agent with the consent of the Company (such consent not to be unreasonably withheld or delayed).

"Regulations T, U and X" means, respectively, regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Repeating Representations" means each of the representations set out in Clauses 23.1 (Status) to 23.5 (Authorisations), paragraph (a) of Clause 23.6 (No default), paragraph (d) of Clause 23.7 (Financial statements), and Clause 23.8 (Pari passu ranking) to Clause 23.14 (Compliance with Swiss Ten Non-Bank Rule and Swiss Twenty Non-Bank Rule).

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 303 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Resignation Letter" means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

"Revolving Facility" means the Committed Revolving Facility and the Uncommitted Revolving Facility.

"Revolving Facility Commitment" means the Committed Revolving Facility Commitment and the Uncommitted Revolving Facility Commitment.

"Revolving Facility Loan" means a Committed Revolving Facility Loan or an Uncommitted Revolving Facility Loan.

"Rollover Loan" means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Revolving Facility Loan.

"Screen Rate" means:

(a)	in relation to LIBOR, the British Bankers' Association Interest Settlement Rate (or such other benchmark interest rate basis that may replace it) for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

"Second Anniversary Extending Lenders" has the meaning given to that term in paragraph (e)(i) of Clause 3.2 (Extension prior to the Second Anniversary).

"Second Anniversary Limited Extending Lenders" has the meaning given to that term in paragraph (d)(ii) of Clause 3.2 (Extension prior to the Second Anniversary).

"Second Anniversary Majority Extending Lenders" means, at any time, Second Anniversary Extending Lenders (excluding, for the purposes of this definition, as of the Second Notification Date, any Second Anniversary Limited Extending Lenders):

(a)
whose share in the outstanding Revolving Facility Loans and whose undrawn Revolving Facility Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Revolving Facility Loans and the undrawn Revolving Facility Commitments of all the Second Anniversary Extending Lenders;

(b)
if there is no Revolving Facility Loan then outstanding, whose Revolving Facility Commitments then aggregate 66 2/3 per cent. or more of the Total Revolving Facility Commitments of all the Second Anniversary Extending Lenders; or

(c)
if there is no Revolving Facility Loan then outstanding and the Total Revolving Facility Commitments have been reduced to zero, whose Revolving Facility Commitments aggregated 66 2/3 per cent. or more of the Total Revolving Facility Commitments of all Second Anniversary Extending Lenders immediately before the reduction.

"Second Anniversary Non-Extending Lenders" has the meaning given to that term in paragraph (e)(ii) of Clause 3.2 (Extension prior to the Second Anniversary).

"Second Extension Date" has the meaning given to that term in paragraph (d)(i) of Clause 3.2 (Extension prior to the Second Anniversary).

"Second Extension Transitory Period" means the period of time from and including the Second Notification Date to and including the First Extension Date.

"Second Notification Date" means the fifteenth day prior to the second anniversary of the date of this Agreement (or, if that date is not a Business Day, the immediately preceding Business Day).

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person.

"Single Employer Plan" means a Plan which is maintained by any Obligor or any ERISA Affiliate for employees of the Obligors, the Company or any ERISA Affiliate.

"Specified Time" means a time determined in accordance with Schedule 11 (Timetables).

"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

"Swingline Agent" means the Swingline Agent referred to in Clause 9.6 (Swingline Agent).

"Swingline Commitment" means:

(a)
in relation to an Original Swingline Lender, the amount in dollars set opposite its name under the heading "Swingline Commitment" in Part II B of Schedule 1 (The Original Parties) and the amount of any other Swingline Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Swingline Facility" means the swingline loan facility made available under this Agreement as described in Clause 7 (Swingline Facility).

"Swingline Lender" means:

(a)	an Original Swingline Lender; or

(b)	any other person that becomes a Swingline Lender after the date of this Agreement in accordance with Clause 2.3 (Increase) or Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Swingline Loan" means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan.

"Swiss Borrower" means any Borrower incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Withholding Tax Act.

"Swiss Federal Tax Administration" means the tax authorities referred to in Article 34 of the Swiss Withholding Tax Act.

"Swiss Guarantor" means any Guarantor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Withholding Tax Act.

"Swiss Obligor" means an Obligor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Withholding Tax Act.

"Swiss Ten Non-Bank Rule" means the rule that the aggregate number of creditors (within the meaning of the Guidelines) under the Facilities that are Non-Qualifying Swiss Lenders must not exceed ten (10), all in accordance within the meaning of the Guidelines.

"Swiss Twenty Non-Bank Rule" means the rule that (without duplication) the aggregate number of creditors (including the Lenders), which are Non-Qualifying Swiss Lenders, of a Swiss Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement and intra-group loans (if and to the extent intra-group loans are not exempt in accordance with art. 14a of the Swiss Federal Ordinance on Withholding Tax), loans, facilities and/or private placements (including under the Finance Documents)) must not at any time exceed twenty (20), in each case in accordance within the meaning of the Guidelines.

"Swiss Withholding Tax" means taxes imposed under the Swiss Withholding Tax Act.

"Swiss Withholding Tax Act" means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Termination Date" means, subject to any extension pursuant to Clause 3 (Extension of the Termination Date), the date falling 60 months after the date of this Agreement (or, if that date is not a Business Day, the immediately preceding Business Day).

"Total Committed Revolving Facility Commitments" means the aggregate of the Committed Revolving Facility Commitments being USD 1,500,000,000 at the date of this Agreement.

"Total Commitments" means the aggregate of the Total Committed Revolving Facility Commitments and the Total Uncommitted Revolving Facility Commitments, being USD 1,500,000,000 at the date of this Agreement.

"Total Swingline Commitments" means the aggregate of the Swingline Commitments, being USD 150,000,000 at the date of this Agreement.

"Total Uncommitted Revolving Facility Commitments" means the aggregate of the Uncommitted Revolving Facility Commitments, being USD 0 (nil) at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Uncommitted Revolving Facility" means, from the Uncommitted Revolving Facility Commitment Date, the revolving loan facility made available under this Agreement as described in Clause 2.2 (Uncommitted Revolving Facility).

"Uncommitted Revolving Facility Commitment" means:

(a)
in relation to any Lender whose Uncommitted Revolving Facility Commitment has been established in accordance with Clause 2.2 (Uncommitted Revolving Facility), the amount in the Base Currency of its Commitment so established and the amount of any other Uncommitted Revolving Facility Commitment transferred to it under this Agreement; and

(b)
in relation to any other Lender, the amount in the Base Currency of any Uncommitted Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Uncommitted Revolving Facility Commitment Date" means the date on which the Uncommitted Revolving Facility is first being made available in accordance with Clause 2.2 (Uncommitted Revolving Facility).

"Uncommitted Revolving Facility Lender" has the meaning given to that term in Clause 2.2 (Uncommitted Revolving Facility).

"Uncommitted Revolving Facility Loan" means a loan made or to be made under the Uncommitted Revolving Facility or the principal amount outstanding for the time being of that loan.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"U.S." and "United States" means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

"U.S. Bankruptcy Law" means the United States Bankruptcy Code of 1978, as amended.

"U.S. Borrower" means a Borrower incorporated or organised under the laws of the United States or any State of the United States (including the District of Columbia).

"U.S. Guarantor" means a Guarantor incorporated or organised under the laws of the United States or any State of the United States (including the District of Columbia).

"U.S. Obligor" means a U.S. Guarantor or a U.S. Borrower.

"Utilisation" means a utilisation of a Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means

(a)	in the case of a Utilisation of a Revolving Facility, a notice substantially in the form set out in Part I of Schedule 3 (Requests); and

(b)	in the case of a Utilisation of the Swingline Facility, a notice substantially in the form set out in Part II of Schedule 3 (Requests).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Vendor Financing" means any programme or arrangement established or maintained by the Group for the purpose of raising finance for its customer(s) by way of sale, granting security or other dealing with revenues of the Group for the benefit of a person that provides financing for the customer(s) of the Group.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "European interbank market" includes London;

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	an "Interest Period" includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated;

(vii)	a "Lender" includes a Swingline Lender unless the context otherwise requires;

(viii)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to London time.

(b)	in this Agreement, where it relates to a Dutch entity, a reference to:

(i)	a necessary action to authorise, where applicable, includes without limitation:

(A)	any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(B)	obtaining unconditional positive advice (advies) from each competent works council;

(ii)
"Security" includes any mortgage (hypotheek), pledge (pandrecht), right of retention (recht van retentie), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(iii)	a winding-up, administration or dissolution includes a Dutch entity being:

(A)	declared bankrupt (failliet verklaard);

(B)	dissolved (ontbonden);

(iv)	a moratorium includes surséance van betaling and granted a fmoratorium includes surseance verleend;

(v)	a liquidator includes a curator;

(vi)	an administrator includes a bewindvoerder;

(vii)	a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(viii)	an attachment includes a beslag.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

"$", "USD" and "dollars" denote the lawful currency of the United States of America, "€", "EUR" and "euro" denote the lawful single currency of the member states of the European Union that have adopted and continue to retain a common single currency through monetary union in accordance with the European Union treaty law and "CHF" and "Swiss Franc" denote the lawful currency of Switzerland.

1.4	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITY

2.	THE FACILITIES

2.1	Revolving Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)	a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Committed Revolving Facility Commitments; and

(b)	an uncommitted multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Uncommitted Revolving Facility Commitments.

2.2	Uncommitted Revolving Facility

(a)
The Company may, by giving notice to the Agent, request from time to time the establishment of Uncommitted Revolving Facility Commitments (and the Uncommitted Revolving Facility Commitments shall be established) in up to a maximum aggregate amount the Base Currency Amount of which is equal to USD 500,000,000, provided that:

(i)	not more than 2 requests for establishment of Uncommitted Revolving Facility Commitments may be made during the term of this Agreement;

(ii)	no Default is continuing or would result from the establishment of those Uncommitted Revolving Facility Commitments (and the Company has confirmed this is the case);

(iii)	the Uncommitted Revolving Facility Commitments will be assumed:

(A)	by one or more Lenders; and/or

(B)	other banks or financial institutions which are Qualifying Swiss Lenders,

in each case selected by the Company (each an "Uncommitted Revolving Facility Lender") each of which, in its sole discretion, confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the Uncommitted Revolving Facility Commitments which it is to assume, as if it had been an Original Lender;

(iv)
each of the Obligors and any Uncommitted Revolving Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Uncommitted Revolving Facility Lender would have assumed and/or acquired had the Uncommitted Revolving Facility Lender been an Original Lender;

(v)
each Uncommitted Revolving Facility Lender shall become a Party as a "Lender" and any Uncommitted Revolving Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Uncommitted Revolving Facility Lender and those Finance Parties would have assumed and/or acquired had the Uncommitted Revolving Facility Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect;

(vii)
any establishment and assumption of Uncommitted Revolving Facility Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied; and

(viii)	the Margin (including the Margin ratchet, if any), commitment fee and availability period in relation to the Uncommitted Revolving Facility will be the rates or period set out in this Agreement.

(b)	An establishment and assumption of Uncommitted Revolving Facility Commitments will only be effective:

(i)	on the execution by the Agent of an Assumption Certificate from the relevant Uncommitted Revolving Facility Lender; and

(ii)
in relation to an Uncommitted Revolving Facility Lender which is not a Lender immediately prior to the relevant assumption, on the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the Uncommitted Revolving Facility Commitments by that Uncommitted Revolving Facility Lender, the completion of which the Agent shall promptly notify to the Company and the Uncommitted Revolving Facility Lender.

(c)
Each Uncommitted Revolving Facility Lender, by executing the Assumption Certificate, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assumption becomes effective.

(d)	The Company may pay to each Uncommitted Revolving Facility Lender a fee in the amount and at the times agreed between the Company and that Uncommitted Revolving Facility Lender in a Fee Letter.

(e)	Nothing in this Clause 2.2 shall oblige any Lender to assume any Uncommitted Revolving Facility Commitment.

(f)	The Uncommitted Revolving Facility will be available to all the Borrowers other than any U.S. Borrower.

(g)
The Agent shall, promptly upon each establishment of Uncommitted Revolving Facility Commitments, notify the Lenders of such establishment and of the amount of the Uncommitted Revolving Facility Commitments.

(h)
Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Uncommitted Revolving Facility Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Uncommitted Revolving Facility Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3	Increase

(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 12.6 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with;

(A)	Clause 12.1 (Illegality); or

(B)	paragraph (a) of Clause 12.5 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)
the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions which are Qualifying Swiss Lenders (each an "Increase Lender") selected by the Company and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)
any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender;

(c)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase or acquisition becomes effective.

(d)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(e)	Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment."

2.4	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the

Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.5	Obligors’ Agent

(a)
Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatory) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound thereby as though such Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Company in its capacity as the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.	EXTENSION OF THE TERMINATION DATE

3.1	Extension prior to the First Anniversary

(a)
The Company may, by delivering to the Agent an Extension Request, request each Lender to extend the original Termination Date for a period of one year, such notice to be delivered to the Agent not earlier than sixty days nor later than forty-five days before the first anniversary of the date of this Agreement.

(b)	Upon receiving such notice from the Company requesting the extension of the Termination Date the Agent will promptly notify the Lenders.

(c)
Each Lender notified under paragraph (b) above shall notify the Agent by no later than the First Notification Date whether or not it is willing to extend the Termination Date in respect of its Commitment. If a Lender fails so to notify the Agent such Lender shall be deemed to have notified the Agent that it is not so willing.

(d)
If following an Extension Request given by the Company pursuant to paragraph (a) above all the Lenders have notified the Agent pursuant to paragraph (c) above that they are willing to extend the Termination Date pursuant to paragraph (c) above, the Agent shall notify the Company, the Lenders and the Swingline Agent accordingly whereupon the Termination Date shall be so extended with respect to all Facilities with binding effect for all Parties to the date (the "First Extension Date") falling one year after the original Termination Date (or, if that date is not a Business Day, the immediately preceding Business Day).

(e)
If following any notice by the Agent pursuant to paragraph (b) above only some but not all of the Lenders are willing to extend the Termination Date pursuant to paragraph (c) above, then the Agent shall notify the Company, the Lenders and the Swingline Agent accordingly whereupon (subject to the further operation of Clause 3.2 (Extension prior to the Second Anniversary) below):

(i)
the Termination Date in respect of the Commitments of such Lenders which are willing as aforesaid to extend the Termination Date (the "First Anniversary Extending Lenders") shall be extended with binding effect for all Parties to the First Extension Date for all purposes hereof; and

(ii)
the Termination Date in respect of the Commitment of each such Lender which has notified the Agent pursuant to paragraph (c) above that it is not willing to extend the Termination Date, or which is deemed pursuant thereto to have so notified the Agent (the "First Anniversary Non-Extending Lenders"), shall not be extended, with binding effect for all Parties, pursuant to this Clause 3.1.

(f)
In respect of the making of any Loan whose Termination Date is to fall after the original Termination Date but prior to the First Extension Date, a Borrower may only request such a Loan, except in the case that all Lenders are

First Anniversary Extending Lenders and/or Second Anniversary Extending Lenders, if the Utilisation Date falls on or after the original Termination Date, the Utilisation Request is only addressed to or for the benefit of the First Anniversary Extending Lenders and the Second Anniversary Extending Lenders and the Loan otherwise complies with the terms of this Agreement.

3.2	Extension prior to the Second Anniversary

(a)
Irrespective of whether the Company has requested an extension pursuant to Clause 3.1 (Extension prior to the First Anniversary), and irrespective of whether such request has resulted in the Termination Date being extended to the First Extension Date in respect of any Lender, the Company may, by delivering to the Agent an Extension Request, request each Lender to extend in the case of a First Anniversary Extending Lender, if any, the Termination Date for a period of a further one year and, in the case of a First Anniversary Non-Extending Lender, the original Termination Date for a period of one or two years, such notice to be delivered to the Agent not earlier than sixty days nor later than forty-five days before the second anniversary of the date of this Agreement.

(b)	Upon receiving such notice from the Company requesting a further extension of the Termination Date, the Agent will promptly notify the Lenders.

(c)
Each Lender notified under paragraph (b) above shall notify the Agent by no later than the Second Notification Date whether or not it is willing to extend the Termination Date in respect of its Commitment as requested by the Company. If a Lender fails to so notify the Agent such Lender shall be deemed to have notified the Agent that it is not so willing.

(d)
If following an Extension Request given by the Company pursuant to paragraph (a) above all the Lenders shall notify the Agent pursuant to paragraph (c) above that they are willing to extend the Termination Date pursuant to paragraph (c) above, the Agent shall notify the Company, the Lenders and the Swingline Agent accordingly whereupon the Termination Date shall be extended with binding effect for all Parties:

(i)
in the case of each First Anniversary Extending Lender by one further year to the date falling two years after the original Termination Date (or, if that date is not a Business Day, the immediately preceding Business Day) (the "Second Extension Date"); and

(ii)	in the case of each First Anniversary Non-Extending Lender:

(A)
where the Company has requested an extension of the original Termination Date of one year, by one year to the First Extension Date (each such Lender a "Second Anniversary Limited Extending Lender"); and

(B)	where the Company has requested an extension of the original Termination Date of two years, by two years to the Second Extension Date.

(e)
If following any notice by the Agent pursuant to paragraph (b) above only some but not all of the Lenders are willing to extend the Termination Date pursuant to paragraph (c) above, then the Agent shall notify the Company, the Lenders and the Swingline Agent accordingly whereupon:

(i)
the then applicable Termination Date in respect of the Commitments of such Lenders which are willing as aforesaid to extend the then applicable Termination Date (the "Second Anniversary Extending Lenders") shall be extended with respect to all Facilities with binding effect for all Parties in accordance with paragraph (d) above for all purposes hereof; and

(ii)
the then applicable Termination Date in respect of the Commitment of each such Lender which has notified the Agent pursuant to paragraph (c) above that it is not willing to extend the Termination Date, or which is deemed pursuant thereto to have so notified the Agent (the "Second Anniversary Non-Extending Lenders"), shall not be extended, with binding effect for all Parties, pursuant to this Clause 3.2.

(f)
In respect of the making of any Loan whose Termination Date is to fall after the First Extension Date but prior to the Second Extension Date, a Borrower may only request such a Loan, except in the case that all Lenders are Second Anniversary Extending Lenders other than Second Anniversary Limited Extending Lenders, if the Utilisation Date falls on or after the First Extension Date, the Utilisation Request is only addressed to or for the benefit of those Second Anniversary Extending Lenders who are not Second Anniversary Limited Extending Lenders and the Loan otherwise complies with the terms of this Agreement.

3.3	General

(a)	Nothing herein shall oblige any Lender to agree to extend the Termination Date.

(b)
The Commitment of each First Anniversary Non-Extending Lender which is not a Second Anniversary Extending Lender (a "five year Lender") shall be cancelled and reduced to zero on the original Termination Date, and any Loans together with any other sums owed to any such five year Lenders under this Agreement shall be repaid in full on or prior to such date, at which point each five year Lender shall cease to be a Lender for the purposes of this Agreement.

(c)
The Commitment of each First Anniversary Extending Lender which is a Second Anniversary Non-Extending Lender or a Second Anniversary Limited Extending Lender (in each case a "six year Lender") shall be cancelled and reduced to zero on the First Extension Date, and any Loans together with any other sums owed to any such six year Lender under this Agreement shall be repaid in full on or prior to such date, at which point each six year Lender shall cease to be a Lender for the purposes of this Agreement.

(d)	The Termination Date shall not be extended beyond the date falling 84 months after the date of this Agreement.

(e)	The Company may not make more than two requests for the extension of the Termination Date.

4.	PURPOSE

4.1	Purpose

(a)
Each Borrower shall apply all amounts borrowed by it under the Committed Revolving Facility towards refinancing the existing Financial Indebtedness of the Group incurred under the Existing Facility Agreement and then for general corporate purposes of the Group (but not for refinancing any note or other instrument maturing under a commercial paper programme of a member of the Group in circumstances where the relevant member of the Group would not be able to obtain funding in the commercial paper market).

(b)
Each Borrower shall apply all amounts borrowed by it under the Uncommitted Revolving Facility towards the general corporate purposes of the Group (but not for refinancing any note or other instrument maturing under a commercial paper programme of a member of the Group in circumstances where the relevant member of the Group would not be able to obtain funding in the commercial paper market).

4.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5.	CONDITIONS OF UTILISATION

5.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably) (unless stated in Part I of Schedule 2 (Conditions precedent) that the satisfaction of a particular requirement is subject to approval by all the Lenders).  The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

5.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 6.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

5.3	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to a Revolving Facility Loan and/or Uncommitted Revolving Facility Loan if it is euro or Swiss Franc.

5.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, twenty one or more Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 10.2 (Unavailability of a currency) shall not be taken into account in this Clause 5.4.

SECTION 3
UTILISATION

6.	UTILISATION - REVOLVING FACILITY LOANS

6.1	Delivery of a Utilisation Request

A Borrower may utilise any Revolving Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the relevant Revolving Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the applicable Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 6.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 14 (Interest Periods).

(b)	Only one Revolving Facility Loan may be requested in each Utilisation Request.

6.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Revolving Facility Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of USD 10,000,000 or if less, the applicable Available Facility; or

(ii)	if the currency selected is euro, a minimum of EUR 10,000,000 or if less, the applicable Available Facility; or

(iii)	if the currency selected is Swiss Franc, a minimum of CHF 10,000,000 or if less, the Available Facility; and

(iv)	in any event such that its Base Currency Amount is less than or equal to the applicable Available Facility.

6.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 11.1 (Repayment of Loans), each Lender shall make its participation in each Revolving Facility Loan available by the Utilisation Date through its Facility Office.

(b)
The amount of each Lender's participation in each Revolving Facility Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Revolving Facility Loan.

(c)
The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Revolving Facility Loan, the amount of its participation in that Revolving Facility Loan and if different, the amount of that participation to be made available in accordance with Clause 32.1 (Payments to the Agent), in each case by the Specified Time.

7.	SWINGLINE FACILITY

7.1	General

(a)	Clause 5.2 (Further conditions precedent) and Clause 5.3 (Conditions relating to Optional Currencies);

(b)	Clause 6 (Utilisation – Revolving Facility Loans);

(c)	Clause 10 (Optional Currencies);

(d)	Clause 13 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

(e)	Clause 14 (Interest Periods); and

(f)	Clause 15 (Changes to the calculation of interest),

do not apply to Swingline Loans.

7.2	Swingline Facility

Subject to the terms of this Agreement, the Swingline Lenders make available to Syngenta Crop Protection AG and Syngenta Corporation a dual-currency swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

7.3	Purpose

Each of Syngenta Crop Protection AG and Syngenta Corporation shall apply all amounts borrowed by it under the Swingline Facility towards refinancing any note or other instrument maturing under a commercial paper programme of a member of the Group.  A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

8.	UTILISATION - SWINGLINE LOANS

8.1	Delivery of a Utilisation Request for Swingline Loans

(a)	Each of Syngenta Crop Protection AG and Syngenta Corporation may utilise the Swingline Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

(b)
Each Utilisation Request for a Swingline Loan must be copied to the Swingline Agent in New York City (in the case of a Swingline Loan to be denominated in dollars) or London (in the case of a Swingline Loan to be denominated in euros) to the address, fax number and marked for the attention of the department or an officer as may be notified by the Agent to the Company and the Lenders in accordance with Clause 34 (Notices).

8.2	Completion of a Utilisation Request for Swingline Loans

(a)	Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower (being either Syngenta Crop Protection AG or Syngenta Corporation);

(ii)	it specifies that it is for a Swingline Loan;

(iii)	the Swingline Loan for Syngenta Corporation is denominated in dollars only;

(iv)	the Swingline Loan for Syngenta Crop Protection AG is denominated in euros only;

(v)	the proposed Utilisation Date is:

(A)	a New York Business Day (if the requested Swingline Loan is denominated in dollars); or

(B)	a Business Day (if the requested Swingline Loan is denominated in euros),

within the Availability Period;

(vi)	the Base Currency Amount of the proposed Swingline Loan is not more than the Available Swingline Facility and is a minimum of:

(A)	USD 10,000,000 (if the requested Swingline Loan is denominated in dollars) or,

(B)	EUR 10,000,000 (if the requested Swingline Loan is denominated in euros); or

if less, the Available Swingline Facility; and

(vii)	the proposed Interest Period:

(A)	does not extend beyond the Termination Date;

(B)	is a period of:

(1)	not more than five New York Business Days (if the requested Swingline Loan is denominated in dollars);or

(2)	not more than five TARGET Days (if the requested Swingline Loan is denominated in euros); and

(C)	ends on:

(1)	a New York Business Day (if the requested Swingline Loan is denominated in dollars); or

(2)	a Business Day (if the requested Swingline Loan is denominated in euros).

(b)	Only one Swingline Loan may be requested in each Utilisation Request.

8.3	Swingline Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office:

(i)	in New York or in a Participating Member State (if the requested Swingline Loan is denominated in dollars); or

(ii)	in a Participating Member State, Switzerland or United Kingdom (if the requested Swingline Loan is denominated in euros).

(b)	The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)
The amount of each Swingline Lender's participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 8.4 (Relationship with the Revolving Facility).

(d)
The Agent shall determine the Base Currency Amount of each Swingline Loan and notify each Swingline Lender of the amount of each Swingline Loan and its participation in that Swingline Loan in each case by the Specified Time.

8.4	Relationship with the Revolving Facility

(a)	This Clause 8.4 applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	The Committed Revolving Facility may be used by way of Swingline Loans. The Swingline Facility is not independent of the Committed Revolving Facility.

(c)
Notwithstanding any other term of this Agreement a Lender or a Swingline Lender is only obliged to participate in a Loan to the extent that it would not result in the Base Currency Amount of its participation (and that of a Lender which is its Affiliate) in the Committed Revolving Facility Loans and the Swingline Loans exceeding its Overall Commitment.

(d)
Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender's or a Swingline Lender's participation (and that of a Lender which is its Affiliate) in the Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders or Swingline Lenders required under this Agreement to make available a participation in the relevant Committed Revolving Facility Loan and the Swingline Loan pro rata according to their Committed Revolving Facility Commitment or, as the case may be, Swingline Commitment.  This calculation will be applied as often as necessary until participations in the Committed Revolving Facility Loans and the Swingline Loans are apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

9.	SWINGLINE LOANS

9.1	Repayment of Swingline Loans

Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

9.2	Voluntary Prepayment of Swingline Loans

(a)	The Borrower to which a Swingline Loan has been made may prepay at any time the whole of that Swingline Loan.

(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

9.3	Interest for Swingline Loans denominated in dollars

(a)	The rate of interest on each Swingline Loan denominated in dollars for any day during its Interest Period is the higher of:

(i)	the prime commercial lending rate in dollars announced by the Agent at the Specified Time and in force on that day; and

(ii)	0.50 per cent. per annum over the rate per annum determined by the Agent to be the Federal Funds Rate (as published by the Federal Reserve Bank of New York) for that day.

(b)	The Agent shall promptly notify the Swingline Lenders and Syngenta Corporation of the determination of the rate of interest under paragraph (a) above.

(c)
If any day during an Interest Period is not a New York Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable to the immediately preceding New York Business Day.

(d)	Syngenta Corporation shall pay accrued interest on each Swingline Loan made to it on the last day of its Interest Period.

9.4	Interest for Swingline Loans denominated in euros

(a)	The rate of interest on each Swingline Loan denominated in euros for its Interest Period is the Euro Swingline Rate.

(b)	The Agent shall promptly notify the Swingline Lenders and Syngenta Crop Protection AG of the Euro Swingline Rate applicable to a Swingline Loan denominated in euros.

(c)	Syngenta Crop Protection AG shall pay accrued interest on each Swingline Loan denominated in euros made to it on the last day of its Interest Period.

9.5	Interest Period

(a)	Each Swingline Loan has one Interest Period only.

(b)	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request provided that it is not longer than:

(i)	five New York Business Days (if the Swingline Loan is denominated in dollars); or

(ii)	five TARGET Days (if the Swingline Loan is denominated in euros).

9.6	Swingline Agent

(a)	The Agent may perform its duties in respect of the Swingline Facility through an Affiliate acting as its agent.

(b)
Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) pay to or indemnify the Agent, within three Business Days of demand, for or against any cost, loss or liability (including, without limitation, for negligence or for any other category of loss whatsoever) incurred by the Agent or its Affiliate (other than by reason of the Agent's or the Affiliate's gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's or the Affiliate's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Affiliate in acting as Agent for the Swingline Facility under the Finance Documents (unless the Agent or its Affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

9.7	Partial payments

(a)
If the Agent receives a payment in respect of the Swingline Facility that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents in respect of the Swingline Facility, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in respect of the Swingline Facility in the following order:

(i)
first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or its Affiliate (when appointed as a Swingline Agent under paragraph (a) of Clause 9.6 (Swingline Agent) above) agent under the Finance Documents incurred in respect of the Swingline Facility;

(ii)	secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of the principal of any Swingline Loan due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents in respect of the Swingline Facility.

(b)	The Agent shall, if so directed by all the Swingline Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor and Clause 32.6 (Partial payments) does not apply to the Swingline Facility.

10.	OPTIONAL CURRENCIES

10.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

10.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Swiss Francs requested are not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in Swiss Francs would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day.  In this event, any Lender that gives notice pursuant to this Clause 10.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

10.3	Participation in a Loan

Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 6.4 (Lenders' participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

11.	REPAYMENT

11.1	Repayment of Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if:

(i)	one or more Revolving Facility Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and

(ii)
the proportion borne by each Lender's participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender's participation in the new Revolving Facility Loans to the aggregate amount of those new Revolving Facility Loans, the aggregate amount of the new Revolving Facility Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 32.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)
each Lender's participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 32.1

(Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 32.1 (Payments to the Agent); and

(2)
each Lender will be required to make a payment under Clause 32.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender's participation in the maturing Revolving Facility Loan and the remainder of that Lender's participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan.

(c)
At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.

(d)
A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving 2 Business Days' prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)
Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)
The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

12.	PREPAYMENT AND CANCELLATION

12.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender or any Affiliate of that Lender which is a Swingline Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender and the Swingline Commitment of any Affiliate of that Lender which is a Swingline Lender will be immediately cancelled; and

(c)
each Borrower shall repay that Lender's (and any such Affiliate's) participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period provided by law).

12.2	Change of control

(a)	If a Borrower ceases to be a Subsidiary of the Company, it shall forthwith prepay all Loans made to it and therefore cease to be a Borrower.

(b)	If any person or group of persons acting in concert gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)
the Company and the Agent shall enter into negotiations for a period of 30 days from the date the Company has notified the Agent pursuant to sub-paragraph (i) above (the "Negotiation Period") with a view to agreeing alternative terms for continuation of the Facilities; and

(iii)
after the end of the Negotiation Period where an agreement is reached between all the Lenders and the Company, the Facilities shall continue on the agreed basis. If, at the end of the Negotiation Period, no alternative terms for the continuation of the Facilities have been agreed by all the Lenders, if a Lender so requires and notifies the Company (via the Agent) within 15 days of the end of the Negotiation Period, the Agent shall, by not less than 15 days' notice to the Company, cancel the Commitment of that Lender and of any Affiliate of that Lender which is a Swingline Lender and declare the participation of that Lender and of any such Affiliate in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, at which time the Commitment of that Lender and of any such Affiliate will be cancelled and all such outstanding amounts will become immediately due and payable.

(c)	For the purpose of paragraph (b) above "control" means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(C)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(ii)
the holding of more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(d)
For the purpose of paragraph (b) above "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares or voting rights in the Company, to obtain or consolidate control of the Company.

12.3	Voluntary cancellation

(a)
Subject to paragraph (b) below, the Company may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 10,000,000) of any Available Facility or the Available Swingline Facility.  Any cancellation under this Clause 12.3 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)
The Company may not make a cancellation pursuant to paragraph (a) above to the extent that that cancellation would result in a Lender (or its Affiliate) failing to meet the requirement set out in paragraph (j) of Clause 27.2 (Conditions of assignment or transfer).

12.4	Voluntary Prepayment of Revolving Facility Loans

The Borrower to which a Revolving Facility Loan has been made may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Loan by a minimum amount of USD 10,000,000).

12.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 17.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Company under Clause 17.3 (Tax indemnity) or Clause 18.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Company may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement for that increase or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and of any Affiliate of that Lender which is a Swingline Lender and its intention to procure the repayment of that Lender's and any such Affiliate's participation in the Loans or give the Agent notice of its intention to replace that Lender (together with any Affiliate of that Lender) in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender and any such Affiliate shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

(d)
The Company may, in the circumstances set out in paragraph (a) above, on 2 Business Days' prior notice to the Agent and that Lender, replace that Lender (together with any Affiliate of that Lender) by requiring that Lender and that Affiliate to (and to the extent permitted by law, that Lender and that Affiliate shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or to another bank or financial institution that is a Qualifying Swiss Lender which confirms its willingness to assume and does assume all the obligations of the transferring Lender and transferring Affiliate in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's and such Affiliate's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.9 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents;

(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer; and

(v)
a Lender shall not be obliged to transfer its rights and obligations pursuant to paragraph (d) above to the extent that the transfer would result in the Lender (or its Affiliate) failing to meet the requirement set out in paragraph (i) of Clause 27.2 (Conditions of assignment or transfer).

(f)
A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

12.6	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 2 Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)
On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall, other than as set out in paragraph (d) below, immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

(d)
That Lender's Available Commitment shall immediately be reduced to the lowest amount possible which does not result in that Lender (or its Affiliate) failing to meet the requirement set out in paragraph (j) of Clause 27.2 (Conditions of assignment or transfer).

12.7	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 12 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)
Subject to Clause 2.3 (Increase) no amount of the Total Committed Revolving Facility Commitments, Total Uncommitted Revolving Facility Commitments or Total Swingline Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 12 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)
If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 5.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.  Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders proportionately to their participations in that Loan.

SECTION 5

COSTS OF UTILISATION

13.	INTEREST

13.1	Calculation of interest

The rate of interest on each Revolving Facility Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Revolving Facility Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

13.2	Payment of interest

The Borrower to which a Revolving Facility Loan has been made shall pay accrued interest on that Revolving Facility Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

13.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 13.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

13.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

13.5	Swiss minimum interest

(a)
By entering into this Agreement, the Parties have assumed that interest payments to be made under this Agreement at the rate set out in this Agreement are and will not become subject to Swiss Withholding Tax.  Therefore, each Borrower acknowledges and agrees that the rate of interest as determined under this Agreement constitutes a minimum rate of interest which, if Swiss Withholding Tax should apply and if Clause 17.2 (Tax gross-up) is unenforceable for any reason, shall be adjusted so that the amount of interest payment due from that Borrower shall be increased to an amount which (after making the deduction of Swiss Withholding Tax) leaves the Finance Parties entitled to such interest payment with an amount equal to the payment which would have been due if no deduction of Swiss Withholding Tax had been required. For such purpose, the Swiss Withholding Tax shall be calculated on the full (grossed-up) interest amount.

(b)
In addition each Borrower undertakes to provide the Agent (acting on behalf of the Finance Parties) with the documents reasonably necessary under any law or double taxation treaty for the availability of any relief from the Swiss Withholding Tax.

14.	INTEREST PERIODS

14.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)
Subject to this Clause 14, a Borrower (or the Company on behalf of a Borrower) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

14.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.	CHANGES TO THE CALCULATION OF INTEREST

15.1	Absence of quotations

Subject to Clause 15.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

15.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and the relevant Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of LIBOR or, if applicable, EURIBOR.

15.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

15.4	Break Costs

(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with its demand, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

16.	FEES

16.1	Commitment fee

(a)
The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 35.00 per cent. per annum of the applicable Margin (such Margin to be adjusted for the purpose of calculating the commitment fee with effect from the date of announcement by any relevant credit rating agency about any increase or decrease of the credit rating of the Company and otherwise in accordance with the mechanics set out in the definition of "Margin" in Clause 1.1 (Definitions)) on that Lender's Available Commitment for the Availability Period.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

16.2	Up-front fee

The Company shall pay to the Agent (for the benefit of the Arranger and the Original Lenders) an up-front fee in the amount and at the times agreed in a Fee Letter.

16.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

16.4	Utilisation fee

The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency for the utilisation of the Facilities for each day on which the aggregate amount of the Loans outstanding under the Facilities exceeds:

(a)	0 (nil) per cent., but not more than 33 per cent., of the Total Commitments at the rate of 0.15 per cent. per annum on the Loans outstanding at such time;

(b)	more than 33 per cent., but not more than 66 per cent., of the Total Commitments at the rate of 0.30 per cent. per annum on the Loans outstanding at such time;

(c)	more than 66 per cent. of the Total Commitments at the rate of 0.50 per cent. per annum on the Loans outstanding at such time,

in each case payable:

(i)	on the last day of each successive period of three Months which ends during the Availability Period;

(ii)	on the Termination Date; and

(iii)	if the relevant Lender's Commitment is cancelled in full, at the time such cancellation becomes effective.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

17.	TAX GROSS UP AND INDEMNITIES

17.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	in respect of a Loan to a Swiss Borrower, a Qualifying Swiss Lender or a Treaty Lender; or

(i)	in respect of a Loan with respect to a U.S. Obligor, a U.S. Lender, a U.S. Branch Lender, or a Treaty Lender.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 17.2 (Tax gross-up) or a payment under Clause 17.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)
does not carry on a business in the jurisdiction of incorporation of the relevant Borrower through a permanent establishment with which that Lender's participation in the Loan is effectively connected.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption for tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest.

"U.S. Branch Lender" means a Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code and that is entitled to receive payments under the Finance Documents without deduction or withholding of any United States Taxes because those payments are effectively connected to that Lender's conduct of a trade or business within the United States.

"U.S. Lender" means a Lender that is incorporated or organised under the laws of the United States or any State of the United States (including the District of Columbia).

(b)	Unless a contrary indication appears, in this Clause 17 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

17.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below or, in respect of an Obligor which is a U.S. Obligor, its obligations under Clause 17.8 (U.S. Tax Forms).

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment an evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

17.3	Tax indemnity

(a)
The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 17.2 (Tax gross-up) or Clause 13.5 (Swiss minimum interest); or

(B)
would have been compensated for by an increased payment under Clause 17.2 (Tax gross-up) or Clause 13.5 (Swiss minimum interest) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 17.2 (Tax gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 17.3, notify the Agent.

17.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

17.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 17.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company).  For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 17.5.

17.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

17.7	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

17.8	U.S. Tax forms

(a)
Except as provided below, each Lender that is a Treaty Lender or a U.S. Branch Lender, in either case in respect of a U.S. Obligor, must supply to the Agent, the Swingline Agent, and each U.S. Obligor two duly executed United States Internal Revenue Service Forms W-8BEN or W-8ECI (as appropriate)

to enable that U.S. Obligor to make payments of interest to that Lender under the Finance Documents without any deduction or withholding in respect of any Tax in the United States.

(b)
A Lender must comply with its obligations under paragraph (a) above as soon as practicable after the date it becomes a Party or (if later) the date the U.S. Obligor becomes a Party subject to having received written notification from the U.S. Obligor in reasonable time to enable it to comply with those obligations.

(c)
A Lender is not obliged to supply any form under paragraph (a) above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation (including a double taxation agreement) or any published practice or concession of any relevant taxing authority.

18.	INCREASED COSTS

18.1	Increased costs

(a)
Subject to Clause 18.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement; or

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

(b)	In this Agreement:

(i)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facilities or on a Finance Party's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document; and

(ii)	"Basel III" means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

18.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 18.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)
Each Finance Party shall, together with its demand, provide a certificate confirming the amount of its Increased Costs and setting out the basis of calculation of such claim in reasonable detail (but without requiring any such Finance Party to disclose any confidential or proprietary information in relation to the organisation of its affairs).

18.3	Exceptions

(a)	Clause 18.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by:

(A)
Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 17.3 (Tax indemnity) applied); or

(B)	Clause 13.5 (Swiss minimum interest).

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the period more than 180 days before the Increased Cost was initially notified to the Company; or

(vi)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) (for the avoidance of doubt, this paragraph (vi) shall not apply to any Lender's Increased Cost arising from the Basel Committee on Banking Supervision's proposed new capital and liquidity measures commonly labelled Basel III (whether implemented by an amendment to the existing Basel II regime or otherwise)).

(b)	In this Clause 18.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 17.1 (Definitions).

19.	OTHER INDEMNITIES

19.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

19.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

19.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

20.	MITIGATION BY THE LENDERS

20.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 12.1 (Illegality), Clause 17 (Tax gross-up and indemnities), Clause 18 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

20.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 20.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

21.	COSTS AND EXPENSES

21.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees, subject to a separately agreed cap) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

21.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees, subject to a separately agreed cap) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

21.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

22.	GUARANTEE AND INDEMNITY

22.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's payment obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall within 2 Business Days of demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party within 2 Business Days of demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 22 if the amount claimed had been recoverable on the basis of a guarantee.

22.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

22.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 22 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

22.4	Waiver of defences

The obligations of each Guarantor under this Clause 22 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 22 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension or restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of, or any increase in, any facility or the addition of any new facility under any Finance Document or other document;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

22.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 22.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

22.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 22.

22.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 22:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 22.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment mechanics).

22.8	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

22.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

22.10	Limitation on guarantee of Swiss Guarantors

(a)
If and to the extent that the guarantee granted by a Guarantor incorporated under the laws of Switzerland (in this provision a "Swiss Guarantor") under this Agreement secures obligations other than obligations of one of its direct and indirect subsidiaries (i.e. obligations of such Swiss Guarantor's direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the "Restricted Obligations") and that the making of a payment in fulfilling the guarantee obligations under this Clause 22 with respect to Restricted Obligations would under Swiss corporate law (inter alia, prohibiting capital repayments or restricting profit distributions), at the time payment is due, not be permitted, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under Swiss corporate law; provided that such limited amount shall at no time be less than such Swiss Guarantor's distributable capital (presently being the balance sheet profits and any reserves available for distribution) at the time or times payment under or pursuant this Clause 22 is requested from such Swiss Guarantor, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free such Swiss Guarantor from payment obligations hereunder in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Finance Documents shall be construed in a manner consistent with the provisos herein contained.

(b)
In case a Swiss Guarantor who must make a payment in respect of Restricted Obligations under this Agreement is obliged to withhold Swiss Withholding Tax in respect of such payment, such Swiss Guarantor shall:

(i)
procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(ii)
if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (i) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung);

(iii)
notify the Agent that such notification, or as the case may be, deduction has been made and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration;

(iv)	in the case of a deduction of Swiss Withholding Tax:

(A)
use its best efforts to ensure that any person other than a Finance Party, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction, request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and pay to the Agent upon receipt any amounts so refunded; or

(B)
if a Finance Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Agent, provide the Agent those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for each relevant Finance Party, to prepare a claim for refund of Swiss Withholding Tax.

(c)
If the Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (b) above, the Agent shall be entitled to further enforce the guarantee and other indemnity granted by the Swiss Guarantor under this Agreement and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements shall always be limited to the maximum amount of the freely distributable capital of the Swiss Guarantor as set out in paragraph (b) above.

(d)
If and to the extent requested by the Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Agent (and the Finance Parties) to obtain a maximum benefit under this Guarantee, the relevant Swiss Guarantor shall, and any parent company of the Swiss Guarantor being a party to this Agreement shall procure that the Swiss Guarantor will, promptly implement all such measures and/or to promptly procure the fulfilment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(i)	preparation of an up-to-date audited balance sheet of the Swiss Guarantor;

(ii)	confirmation of the auditors of the Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable profits;

(iii)	approval by a shareholders' meeting of the Swiss Guarantor of the (resulting) profit distribution;

(iv)
if the enforcement of Restricted Obligations would be limited due to the effects referred to in this Clause 22, then the Swiss Guarantor shall to the extent permitted by applicable law write up or realise any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realisation, however, only if such assets are not necessary for the Swiss Guarantor's business (nicht betriebsnotwendig); and

(v)	all such other measures necessary or useful to allow the Swiss Guarantor to make the payments and perform the obligations agreed hereunder with a minimum of limitations.

22.11	Limitation on guarantee of U.S. Guarantors

Notwithstanding any other provision of this Clause 22, the obligations of each U.S. Guarantor under this Clause 22 shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code or any applicable provisions of comparable law of any U.S. state (collectively, the Fraudulent Transfer Laws), in each case after giving effect to all other liabilities of such U.S. Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such U.S. Guarantor in respect of intercompany indebtedness to the Borrowers or Affiliates of the Borrowers to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such U.S. Guarantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such U.S. Guarantor pursuant to (a) applicable law or (b) any agreement providing for an equitable allocation among such U.S. Guarantor and other Affiliates of the Borrowers of obligations arising under guarantees by such parties.

22.12	Limitation on guarantee of Dutch Guarantors

Notwithstanding any other provision of this Clause 22, the guarantee, indemnity and other obligations of any Dutch Obligor expressed to be assumed in this Clause 22, shall be deemed not to be assumed by such Dutch Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:207c or 2:98c Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the "Prohibition") and the provisions of this Agreement and the other Finance Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Dutch Obligors will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

23.	REPRESENTATIONS

Each Obligor (and the Company only in the case of Clause 23.7 (Financial statements) makes the representations and warranties set out in this Clause 23 to each Finance Party on the date of this Agreement.

23.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

23.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to Clause 5 (Conditions of Utilisation) or Clause 28 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

23.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets, breach of which is reasonably likely to have a Material Adverse Effect.

23.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

23.5	Authorisations

All consents or authorisations required by it in connection with the execution, validity, performance or enforceability of the Finance Documents have been obtained and are in full force and effect.

23.6	No default

(a)	No Event of Default is continuing or would result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which is reasonably likely to have a Material Adverse Effect.

23.7	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

(c)
There has been no change in the business, assets, condition or operations of the Group taken as a whole which has occurred since the date to which the Original Financial Statements of the Company were made up, which would have a Material Adverse Effect.

(d)	Its most recent financial statements delivered pursuant to Clause 24.1 (Financial statements):

(i)	have been prepared in accordance with GAAP consistently applied; and

(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

23.8	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

23.9	Litigation

No litigation, arbitration or administrative proceedings in relation to any member of the Group are current or, to its knowledge (having made all due enquiry), pending or threatened, which are reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect.

23.10	Environmental matters

(a)
Each member of the Group has obtained all material Environmental Permits required for the carrying on of its business as currently conducted and has at all times, in all material respects in a manner, and to extent, consistent with generally accepted good industry practice, with (i) the terms and conditions of such Environmental Permits and (ii) all other applicable material Environmental Laws.  There are to its knowledge no circumstances which may prevent or interfere with such compliance in the future.

(b)
There is no Environmental Claim pending or to the best of its knowledge (having made all due enquiry) threatened, and there are no past or present acts, omissions, events or circumstances that would be likely to form the basis of any Environmental Claim (including, without limitation, any arising out of the generation, storage, transport, disposal or release of any Dangerous Substance), against any member of the Group which, if adversely determined, would have a Material Adverse Effect.

23.11	Intellectual Property

(a)
Each member of the Group owns or has the legal right to use all the Intellectual Property which is material to the conduct of the business of the Group as a whole from time to time or are required by it in order for it to carry on such business in all material respects as it is then being conducted and as far as it is aware neither it nor any other member of the Group, has received notice of any infringement of any Intellectual Property of any third party in any way which would have a Material Adverse Effect.

(b)
None of the Intellectual Property which is material in the context of the business of the Group as a whole is, to its knowledge, being infringed nor, to its knowledge, is there any threatened infringement of this Intellectual Property, by any third party which would have a Material Adverse Effect.

(c)
All registered Intellectual Property owned by it or any member of the Group and which is material to conduct of the business of the Group as a whole is subsisting and all actions (including payment of all fees) required to maintain the same in full force and effect have been taken, where lack of subsistence or failure to take any such action would have a Material Adverse Effect.

23.12	ERISA

(a)
Each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan.  Each ERISA Affiliate is in compliance with the material applicable provisions of ERISA, the Code and any other applicable United States Federal or State law with respect to each Plan except where such non-fulfilment or non compliance would not have a Material Adverse Effect.

(b)
Each Plan complies in all respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, and no steps have been taken to reorganise or terminate any Single Employer Plan or by Obligors or any ERISA Affiliate to effect a complete or partial withdrawal from any Multiemployer Plan except where such non compliance, Reportable Event, reorganisation, termination or withdrawal would not have a Material Adverse Effect.

(c)	No ERISA Affiliate has:

(i)	sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan;

(ii)
failed to make any contribution or payment to any Single Employer Plan or Multiemployer Plan, or made any amendment to any Plan, and no other event, transaction or condition has occurred which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code; or

(iii)	incurred any material, actual liability under Title I or Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

23.13	U.S. Obligors

(a)
No U.S. Obligor is an investment company under the United States Investment Company Act of 1940, as amended, or is exempt from the provisions of that Act pursuant to an exemption under that Act, all of the conditions of which have been and are being fulfilled.

(b)
None of the transactions contemplated in this Agreement (including, without limitation, the borrowings hereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X).

23.14	Compliance with Swiss Ten Non-Bank Rule and Swiss Twenty Non-Bank Rule

(a)
Each Swiss Borrower is in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule, provided that a Swiss Borrower shall not be in breach of this representation and warranty if its number of creditors qualifying as Non-Qualifying Swiss Lenders in respect of either the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with their obligations under 27.2 (Conditions of assignment or transfer).

(b)
For the purpose of this Clause 23.14, each Swiss Borrower must assume that the number of Lenders under this Agreement who are not Qualifying Swiss Lenders is one, unless such Swiss Borrower has received a written confirmation from the Swiss Federal Tax Administration that all of the Lenders are Qualifying Swiss Lenders; the Swiss Borrower's assumption will then be modified accordingly.

23.15	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

24.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the financial statements of each Obligor for that financial year (audited, if available);

(b)
as soon as the same become available, but in any event within 90 days after the end of each first half of each of its financial years, its consolidated interim unaudited financial statements for that financial half year; and

(c)	within 10 days of the date they are filed with the Securities and Exchange Commission, the Group's quarterly return with the Securities and Exchange Commission.

24.2	Compliance Certificate

The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) of Clause 24.1 (Financial statements), a Compliance Certificate signed by an authorised signatory of the Company setting out (in reasonable detail):

(a)	computations as to compliance with general undertakings in Clause 25.5 (Financial Indebtedness) as at the date at which those financial statements were drawn up; and

(b)	identifying then current Material Subsidiaries on the basis of those financial statements.

24.3	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Company pursuant to Clause 24.1 (Financial statements) shall be certified by an authorised signatory of the relevant company as fairly representing its financial condition as at the date at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 24.1 (Financial statements) is prepared using GAAP.

24.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly, details of any change in any credit rating used for the purposes of determining the Margin;

(c)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(d)
promptly, such further information in possession or control of any member of the Group regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request, provided that, in the case of requirements set out in paragraphs (c) and (d) above, such disclosure or provision of information, documents or details would not breach any law, regulation, stock exchange requirement or duty of confidentiality.

24.5	Notification of default

The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

24.6	Use of websites

(a)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Company shall comply with any such request within ten Business Days.

24.7	"Know your customer" checks

(a)	If:

(i)	the existing law or regulation or the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (ii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the

Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied (acting reasonably) it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Company shall, by not less than ten Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied (acting reasonably) it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

25.	GENERAL UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	if requested, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

25.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect.

25.3	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

25.4	Negative pledge

No Obligor shall, and the Company shall procure that no other member of the Group will, create or permit to subsist any Security on or over any of its assets except for any Permitted Security.

25.5	Financial Indebtedness

(a)	The Company will not permit any member of the Group which is not a Guarantor to create, assume, incur, guarantee or otherwise be liable in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	Financial Indebtedness under this Agreement;

(ii)	Financial Indebtedness of finance companies to the extent the relevant Financial Indebtedness are on-lent to a Guarantor;

(iii)
Financial Indebtedness in companies acquired after the date of this Agreement provided that the relevant Financial Indebtedness are discharged within 6 months of the date of acquisition of the relevant company;

(iv)
other Financial Indebtedness where, after the creation, assumption, incurrence or guarantee of such Financial Indebtedness, the sum (without duplication) of the aggregate outstanding principal amount of the Financial Indebtedness except those in (i) to (iii) above of all the Subsidiaries which are not Guarantors does not exceed an amount equal to 15% of the consolidated total gross assets of the Group as set out in the latest consolidated financial statements of the Company delivered to the Agent in accordance with paragraph (a)(i) of Clause 24.1 (Financial statements).

25.6	Disposals

(a)
No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made on arm's length terms for fair market value provided the aggregate book value of the assets disposed of by any member of the Group does not exceed 40.00 per cent. of Net Assets; or

(ii)	to another member of the Group; or

(iii)	of cash for the purpose for which it was raised; or

(iv)	required by any regulatory or governmental authority; or

(v)	by a member of the Group of any of its own shares held in treasury; or

(vi)
where the aggregate book value of assets disposed of by any member of the Group in any financial year of the Company does not exceed USD 250,000,000 (or its equivalent in another currency or currencies) in aggregate.

(c)
For the purposes of this Clause 25.6, "Net Assets" means total assets less goodwill and total liabilities calculated in accordance with international accounting standards consistent with those applied in the preparation of the consolidated Original Financial Statements of the Company and then as set out in the latest consolidated financial statements for the Group delivered in accordance with paragraph (a)(i) of Clause 24.1 (Financial statements).

25.7	Merger

(a)	The Company shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any amalgamation, demerger, merger or corporate reconstruction:

(i)	which is executed between the Company and one or more members of the Group and the Company is the surviving entity; or

(ii)
with the prior consent of the Majority Lenders and (but only with regard to instructions given during the First Extension Transitory Period) the First Anniversary Majority Extending Lenders and (but only with regard to instructions given during the Second Extension Transitory Period) the Second Anniversary Majority Extending Lenders.

25.8	Change of business

The Company shall ensure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

25.9	Insurance

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business. Procurement of such insurances can include self-insurance of retentions as typically applied in the trade of the Group and as commonly practised for the insurances maintained.

25.10	Environmental Matters

(a)	Each Obligor will and the Company will procure that each other member of the Group will:

(i)	obtain all requisite Environmental Permits,

(ii)	comply with the terms and conditions of all Environmental Permits applicable to it; and

(iii)	comply with all other applicable Environmental Law,

in each case where failure to do so would have a Material Adverse Effect; and

(b)
promptly upon receipt of the same, notify the Agent of any claim, notice or other written communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law which would, if substantiated, have a Material Adverse Effect.

25.11	Investment Companies

The Company shall ensure that no U.S. Obligor will become an investment company under the United States Investment Company Act of 1940 or that it is exempt from the provisions of that Act pursuant to an exemption under that Act, all of the conditions of which have been or are being fulfilled.

25.12	Compliance with Swiss Ten Non-Bank Rule and Swiss Twenty Non-Bank Rule

(a)
Each Swiss Borrower shall be in compliance with the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule, provided that a Swiss Borrower shall not be in breach of this undertaking if its number of creditors qualifying as Non-Qualifying Swiss Lenders in respect of either the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with their obligations under Clause 27.2 (Conditions of assignment or transfer).

(b)	For the purpose of this Clause 25.12, each Swiss Borrower must assume that the number of Lenders under this Agreement who are not Qualifying Swiss

Lenders is one, unless such Swiss Borrower has received a written confirmation from the Swiss Federal Tax Administration that all of the Lenders are Qualifying Swiss Lenders; the Swiss Borrower's assumption will then be modified accordingly.

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 is an Event of Default (save as for Clause 26.13 (Acceleration)).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless the payment is made within 3 Business Days of its due date.

26.2	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 days of the earlier of: (i) the Agent giving notice to the Company requiring the same to be remedied and (ii) an Obligor becoming aware of the failure to comply.

26.3	Misrepresentation

(a)
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)
No Event of Default under paragraph (a) above will occur if such representation or statement (if capable of remedy) continues unremedied for a period of 20 days of the earlier of: (i) the Agent giving notice to the Company requiring the same to be remedied and (ii) an Obligor becoming aware of the failure to comply.

26.4	Cross default

(a)	Any amount in respect of any Financial Indebtedness of any Obligor or any Material Subsidiary is not paid when due or within any applicable grace period provided in the documentation therefore; or

(b)
any amount in respect of any Financial Indebtedness of any Obligor or any Material Subsidiary becomes prematurely due and payable or is placed on demand or has been declared due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to those Financial Indebtedness; or

(c)
any Security securing Financial Indebtedness over any asset of any Obligor or any Material Subsidiary becomes enforceable and the holder thereof shall have commenced proceedings or appointed a receiver, manager or similar officer to take steps to enforce the same, except that this Clause 26.4 shall not apply to:

(i)	Financial Indebtedness which is in aggregate less than USD 125,000,000 (or its equivalent in any other currency or currencies);

(ii)	Project Finance Indebtedness; or

(iii)	Financial Indebtedness the payment of which is being contested in good faith upon independent legal advice by appropriate proceedings.

26.5	Insolvency

(a)
An Obligor or a Material Subsidiary is, or is deemed for the purposes of any law to be unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

(b)
An Obligor or a Material Subsidiary suspends making payments on all or any class of its debt or announces an intention to do so, or a moratorium is declared in respect of all, any class or any substantial part of its indebtedness; or

(c)
An Obligor or a Material Subsidiary, by reason of financial difficulties, begins negotiations with its creditors generally or any class of them with a view to the readjustment or rescheduling of any of its indebtedness.

26.6	Insolvency proceedings

(a)
Any formal step commencing legal proceedings (including petition or convening a meeting) is taken in respect of an Obligor or a Material Subsidiary with a view to a moratorium, a composition, assignment or arrangement with any class of creditors of an Obligor or a Material Subsidiary; or

(b)
a meeting of the directors or shareholders of an Obligor or a Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed; or

(c)
any person presents a petition for the winding-up or for the administration of an Obligor or a Material Subsidiary and the petition is not discharged, opposed in good faith or stayed within 30 days; or

(d)	an order for the winding-up or administration of an Obligor or a Material Subsidiary is made.

26.7	Appointment of receivers and managers

(a)
Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of an Obligor or a Material Subsidiary or any part of its assets which is material in the context of the business or a whole; or

(b)
the directors of an Obligor or a Material Subsidiary request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like (with the exception of any solvent reconstruction approved by the Agent (acting on the instructions of the Majority Lenders)).

26.8	Creditors' process

Any attachment, sequestration, distress or execution affects the whole or any substantial part of the property, undertakings or assets of an Obligor or a Material Subsidiary and is not discharged or stayed within 40 days.

26.9	Analogous proceedings

There occurs, in relation to an Obligor or a Material Subsidiary, any event anywhere which corresponds with any of those mentioned in Clauses 26.5 (Insolvency) to 26.8 (Creditors' process) (both inclusive).

26.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

26.11	Guarantee and indemnity

The guarantee and indemnity of any Guarantor set out in Clause 22 (Guarantee and Indemnity) is not effective for any reason (other than by reason of written release or waiver by the Finance Parties).

26.12	United States Bankruptcy Laws

Any of the following occurs in respect of a U.S. Obligor:

(a)	it makes a general assignment for the benefit of creditors;

(b)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(c)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case.

26.13	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments, at which time they shall immediately be cancelled;

(ii)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)
If any Event of Default described in paragraph (b) or (c) of Clause 26.12 (United States Bankruptcy Laws) occurs, any Loans borrowed by the defaulting U.S. Obligor shall become immediately due and payable.

SECTION 9

CHANGES TO PARTIES

27.	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution that is a Qualifying Swiss Lender (the "New Lender").

27.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender and such Affiliate of a Lender is a Qualifying Swiss Lender; or

(ii)	made at a time when an Event of Default is continuing.

(b)
The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed.  The Company will be deemed to have given its consent 14 days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)
Unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing, each assignment or transfer of any Lender's participation shall be in a minimum amount of USD 25,000,000 or, if less, of its entire Commitments under that Facility.

(e)

(i)
Except in the case of an assignment or transfer by a Lender to its Affiliate, in the case of an assignment or transfer of any Lender's participation, each Lender shall assign or transfer pro rata amount of its (or its Affiliate's) Swingline Commitment.

(ii)
In the case of an assignment or transfer by a Swingline Lender, a portion of each Swingline Commitment of that Swingline Lender must also be assigned or transferred to the extent necessary (if at all) to ensure that each Swingline Commitment of that Swingline Lender does not exceed its Committed Revolving Facility Commitment after the assignment or transfer.

(f)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(g)	A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(h)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13.5 (Swiss minimum interest), Clause 17 (Tax gross-up and indemnities) or Clause 18 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(i)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(j)	Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Commitment is not less than:

(i)	the aggregate of its Swingline Commitment; or

(ii)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

27.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,000.

27.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 27.9 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

27.6	Procedure for assignment

(a)
Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 27.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 27.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer).

27.7	Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation to the Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

27.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 27.8, each Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to a federal reserve, central bank or a public subsidy bank (including European Investment Bank and Kreditanstalt für Wiederaufbau) except that no such charge, assignment or Security shall:

(a)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.5  (Procedure for transfer) or any assignment pursuant to Clause 27.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

27.10	Exposure transfers (including sub-participation and sub-contracts)

Nothing in this Agreement restricts the ability of a Lender to subcontract an obligation to another person (a sub-participant) if that Lender remains liable under this Agreement for that obligation, provided that:

(a)	the sub-participant is, at the time of such a sub-participation, a Qualifying Swiss Lender; and

(b)	any Lender who enters into such a sub-participation agreement in relation to this Agreement shall ensure that the sub-participant agrees (for the benefit of each Swiss Borrower):

(i)	that it shall not further transfer or sub-contract its rights and interests under that sub-participation agreement, except to a person who is a Qualifying Swiss Lender;

(ii)	to include a term identical to the provisions of this 27.10, mutatis mutandis, to bind any such further sub-participant and/or transferee.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Borrowers

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.7 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)	such Subsidiary is not a finance Subsidiary and is incorporated in either Switzerland or The Netherlands or all the Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)
the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance reasonably satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

28.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

at which time that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

28.4	Additional Guarantors

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.7 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)
the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance reasonably satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

28.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 28.3 (Resignation of a Borrower),

at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES

29.	ROLE OF THE AGENT AND THE ARRANGER

29.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)
Without prejudice to Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation to the Company), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement or Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)
The Agent shall provide to the Company within 5 Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as Agent under this Agreement.

(f)
Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)
Each Finance Party agrees to deliver to the Agent promptly upon reasonable demand any form, document, or other information that may be required or reasonably requested in order to allow the Agent to determine whether and to what extent any payment it makes will be subject to any deduction or withholding for or on account of any Tax, duty, assessment, or governmental charge of any nature (so long as the completion, execution, or submission of such form or document would not materially prejudice the legal or commercial position of the Finance Party in receipt of such demand).

29.7	Majority Lenders' instructions

(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

29.8	Responsibility for documentation

Neither the Agent nor the Arranger is responsible for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document, the Information Memorandum or the transactions contemplated by the Finance Documents; or

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 32.11 (Disruption to Payment Systems etc.), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

29.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)
Alternatively the Agent may resign by giving 30 days notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Agent. Unless the new Agent is a Lender or an Affiliate of a Lender, the consent of the Company (such consent not to be unreasonably withheld) to such appointment is required.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent may appoint a successor Agent. Unless the new Agent is a Lender or an Affiliate of a Lender, the consent of the Company (such consent not to be unreasonably withheld) to such appointment is required.

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	Subject to paragraph (g) below, the Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Subject to paragraph (g) below, upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29.11.  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
The Agent may resign in accordance with paragraph (b) above at any time it reasonably believes that any payment under this Agreement or any other Finance Document is or will become subject to any deduction or withholding from a payment required by:

(i)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(ii)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of sub-paragraph (i) above; or

(iii)
any agreement pursuant to the implementation of sub-paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction, and the Agent notified the Lenders and the Company accordingly in its notice of resignation. If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 21 days after such notice of resignation was given, the resignation of the Agent shall nonetheless become effective in accordance with such notice and the resigning Agent shall be discharged from its duties and obligations under this Agreement and other Finance Documents on the date falling 21 days after such notice was given.

29.12	Replacement of the Agent

(a)
After consultation (through the Agent) with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent. Unless the new Agent is a Lender or an Affiliate of a Lender, the consent of the Company (such consent not to be unreasonably withheld) to such appointment is required.

(b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29.12 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.13	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

29.14	Relationship with the Lenders

(a)
Subject to Clause 27.9 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(ii) of Clause 34.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, and each Lender warrants to the Agent and the Arranger that it has not relied on and will not at any time rely on the Agent or the Arranger in respect of any of these matters.

29.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 32.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)
This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in such principal financial centre in a Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor), Clause 32.4 (Clawback) and Clause 29.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London, as specified by that Party).

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Alternative means of Payment

(a)
If, at any time, the Agent becomes an Impaired Agent or resigned in accordance with paragraph (g) of Clause 29.11 (Resignation of the Agent) and no successor Agent has yet been appointed, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practiceable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount  to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Agent in accordance with Clause 29.12 (Replacement of the Agent), each Paying Party shall (other than to the extent that that party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 32.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by the Recipient Party;

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

32.6	Partial payments

(a)
Subject to Clause 9.7 (Partial Payments), if the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the European interbank market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses whatsoever  (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF

While a Default set out in Clause 26.1 (Non-payment) is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.  That Finance Party shall promptly notify the Obligor and the Agent of such set-off or conversion.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

Address:	Schwarzwaldallee 215, 4058 Basel, Switzerland
Fax:	+41 61 323 5433
Attention:	Group Treasurer

(b)	in the case of each Arranger, each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent:

Address:	26 Elmfield Road, Bromley, BR1 1LR, United Kingdom
Fax:	+44 20 8313 2149
Attention:	Loan Agency
Email:	emea.7115loansagency@bankofamerica.com

or, in each case, any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Alternative means of Communication

If the Agent is an Impaired Agent or resigned in accordance with paragraph (g) of Clause 29.11 (Resignation of the Agent) and no successor Agent has yet been appointed, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent or resigned in accordance with paragraph (g) of Clause 29.11 (Resignation of the Agent) and no successor Agent has yet been appointed) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

34.6	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any electronic communication made between those two parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)
Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following Business Day.

34.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the European interbank market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)
Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, and the Company may effect on behalf of any Obligor, any amendment or waiver permitted by this Clause.

38.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)
the definitions of First Anniversary Majority Extending Lenders, First Extension Transitory Period, Majority Lenders, Second Anniversary Limited Extending Lenders, Second Anniversary Majority Extending Lenders and of Second Extension Transitory Period in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)
Clause 2.4 (Finance Parties' rights and obligations), Clause 3 (Extension of the Termination Date), Clause 12.2 (Change of control), Clause 27 (Changes to the Lenders), Clause 28 (Changes to the Obligors), this Clause 38, Clause 41 (Governing law) or Clause 42.1 (Jurisdiction); or

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 22 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or the Arranger as the case may be.

38.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the First Anniversary Majority Extending Lenders, the Majority Lenders, the Second Anniversary Limited Extending Lenders, the Second Anniversary Majority Extending Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Committed Revolving Facility Commitments or Total Uncommitted Revolving Facility Commitments; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender's Commitments under the Facilities will be reduced by the amount of its Available Commitments and (1) to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above; and (2) to the extent that that reduction results in that Defaulting Lender’s Swingline Commitment being zero, that Defaulting Lender shall be deemed not to be a Swingline Lender for the purposes of paragraph (ii)(B) above.

(b)	For the purposes of this Clause 38.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.4	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 5 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

38.5	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days' prior written notice to the Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)
require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause  27 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or another bank or financial institution that is a Qualifying Swiss Lender (a "Replacement Lender") selected by the Company which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 27  (Changes to the Lenders) for a purchase price in cash payable at the time of transfer  which is either:

(A)
in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.9 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between the Defaulting Lender, the Replacement Lender and the Company which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 10 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied (acting reasonably) it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is so satisfied that it has complied with those checks.

39.	CONFIDENTIALITY

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom sub paragraph (b)(i) or (ii) above applies to receive communications, notices,

information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 29.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.8 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

39.4	Entire agreement

This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).

39.7	Continuing obligations

The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 42.1 (Jurisdiction) is for the benefit of the Finance Parties only.  As a result, and notwithstanding paragraph (a) of Clause 42.1, any Finance Party may take proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)
irrevocably appoints Syngenta Limited with its address at 30 Priestley Road, Surrey Research Park, Guildford, Surrey, GU2 7YH, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrowers	Registration number (or equivalent, if any)

Syngenta Crop Protection AG	CH-270.3.011.275-4

Syngenta Corporation	3274751

Name of Original Guarantors	Registration number (or equivalent, if any) and corporate seat in relation to each Dutch Obligor

Syngenta AG	CH-170.3.023.349-3

Syngenta Finance AG	CH-270.3.013.761-2

Syngenta Finance N.V.	37131823, with corporate seat in Amsterdam

Syngenta Wilmington Inc.	3308614

PART II A

THE ORIGINAL LENDERS

Name of Original Lender	Committed Revolving Facility Commitment (USD)

Banco Santander, S.A.	150,000,000

Bank of America, N.A.	150,000,000

Citibank, N.A., London Branch	150,000,000

Credit Suisse AG	150,000,000

Deutsche Bank Luxembourg S.A.	150,000,000

UBS AG	150,000,000

UniCredit Luxembourg S.A.	150,000,000

HSBC Bank plc	75,000,000

HSBC Trinkaus & Burkhardt AG	75,000,000

Banco Itaú BBA International, S.A. – London Branch	50,000,000

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	50,000,000

Crédit Agricole (Suisse) SA	50,000,000

Standard Chartered Bank	50,000,000

The Bank of New York Mellon	50,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	50,000,000

Total:	1,500,000,000

PART II B

THE ORIGINAL SWINGLINE LENDERS

Name of Original Swingline Lender	Swingline Commitment (USD)

Banco Santander, S.A.	15,000,000

Bank of America, N.A.	15,000,000

Citibank N.A.	15,000,000

Credit Suisse AG	15,000,000

Deutsche Bank Luxembourg S.A.	15,000,000

HSBC Bank plc	15,000,000

UBS AG	15,000,000

UniCredit Luxembourg S.A.	15,000,000

Banco Itaú BBA International, S.A. – London Branch	5,000,000

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	5,000,000

Crédit Agricole (Suisse) SA	5,000,000

Standard Chartered Bank	5,000,000

The Bank of New York Mellon	5,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	5,000,000

Total:	150,000,000

SCHEDULE 2
CONDITIONS PRECEDENT

PART I
CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor, including, without limitation:

(i)
an up-to-date, complete and correct copy of a certified extract from the competent commercial registry regarding each Swiss Obligor and an up-to-date, complete and correct copy of the certified articles of association of each Swiss Obligor, both documents certified as of a recent date;

(ii)
a copy of the articles of association (statuten) and deed of incorporation (oprichtingsakte) of each Dutch Obligor, as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch Obligor; and

(iii)
a copy of a good standing certificate with respect to each U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Obligor's jurisdiction of incorporation or organisation.

(b)	A copy of a resolution of the board of directors (or of the Chairman's Committee in the case of the Company) of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
If required by law or constitutional documents of an Original Guarantor, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (other than the Company), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(e)
A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(f)
A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement executed by the members of the Group party to this Agreement.

(b)	Each Fee Letter executed by the Company.

3.	Legal opinions

(a)
A legal opinion of Clifford Chance Partnerschaftsgesellschaft, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)
A legal opinion of Clifford Chance US LLP, legal advisers to the Arranger and the Agent in the State of New York, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in The Netherlands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	A legal opinion of Niederer Kraft & Frey AG, legal advisers to the Arranger and the Agent in Switzerland, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

(a)	Evidence that any agent for service of process referred to in Clause 42.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	The Original Financial Statements of each Original Obligor.

(c)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 16 (Fees) and Clause 21 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)
Evidence, in form and substance satisfactory to all the Lenders (acting reasonably), of prepayment and cancellation in full of the facility provided under the Existing Facility Agreement no later than with effect from the date of this Agreement.

(e)	Group structure chart.

PART II
CONDITIONS PRECEDENT REQUIRED TO BE
DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.
A copy of a good standing certificate with respect to each Additional Obligor whose jurisdiction of organization is a state of the U.S. or the District of Columbia, issued as of a recent date by the Secretary of State or other appropriate official of such Additional Obligor's jurisdiction of incorporation or organisation.

4.	A copy of a resolution of the board of directors (and/or any other similar body) of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request ) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.
A copy of any necessary resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.
A certificate of the Additional Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.	A certificate in form and substance satisfactory to the Agent of the director of finance or other appropriate person of each Additional Obligor as to the solvency of such Additional Obligor.

9.
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

10.	If available, the latest audited financial statements of the Additional Obligor.

11.	A legal opinion of Clifford Chance Partnerschaftsgesellschaft, legal advisers to the Arranger and the Agent in England.

12.	A certificate in form and substance satisfactory to the Agent of the director of finance or other appropriate person of each Additional Obligor as to the solvency of such Additional Obligor.

13.
If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

14.
If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

15.
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

SCHEDULE 3
REQUESTS
PART I
UTILISATION REQUEST – REVOLVING FACILITY LOANS

From:	[name of relevant Borrower]

To:	[Agent]

Dated:	[•]

Dear Sirs

Syngenta AG – US$1,500,000,000 Facilities Agreement
dated [•] November 2012 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Revolving Facility Loan on the following terms:

Borrower:	[•]

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Committed]/[Uncommitted] Revolving Facility

Currency of [Revolving Facility Loan] / [Uncommitted Revolving Facility Loan]	[USD]/[EUR]/[Swiss Franc]

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•]

3.	We confirm that each condition specified in Clause 5.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]. / [The proceeds of this Revolving Facility Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

Yours faithfully

.....................................
authorised signatory for and on behalf of
[name of relevant Borrower]

PART II
UTILISATION REQUEST - SWINGLINE LOANS

From:	[Syngenta Crop Protection AG] / [Syngenta Corporation]

To:	[Agent]

Dated:	[•]

Dear Sirs

Syngenta AG – US$1,500,000,000 Facilities Agreement
dated [•] November 2012 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Swingline Loan on the following terms:

Proposed Utilisation Date:	[•] [(or, if that is not a New York Business Day, the next New York Business Day)] / [(or, if that is not a Business Day, the next Business Day)]

Facility to be utilised:	Swingline Facility

Amount:	[USD] / [EUR] [•] or, if less, the Available Swingline Facility

Interest Period:	[•]

3.	We confirm that each condition specified in paragraph (b) of Clause 8.3 (Swingline Lenders' participation) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Swingline Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

..........................................
authorised signatory for
and on behalf of
[Syngenta Crop Protection AG] / [Syngenta Corporation]

SCHEDULE 4

MANDATORY COST FORMULAE

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

in relation to a Loan in any currency:

Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)
"Fees Rules" means the rules on periodic fees contained in the FSA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.
The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.
The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

Syngenta AG – US$1,500,000,000 Facilities Agreement
dated [•] November 2012 (the "Agreement")

1.
We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 27.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 27.5 (Procedure for transfer), all of the Existing Lender's rights and obligations under the Agreement and other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].*

4.	The New Lender confirms that it is a Qualifying Swiss Lender as at the date hereof.

5.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

For and on behalf of	For and on behalf of

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

For and on behalf of

[Agent]

By:

NOTES:

*	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

SCHEDULE 6
FORM OF ASSIGNMENT AGREEMENT

To:	[•] as Agent and [•] as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dated:

Syngenta AG – US$1,500,000,000 Facilities Agreement
dated [•] November 2012 (the "Agreement")

1.
We refer to the Agreement.  This is an Assignment Agreement.  Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 27.6 (Procedure for assignment):

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [•].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].*

8.	The New Lender confirms that it is a Qualifying Swiss Lender as at the date hereof.

9.
This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation to the Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

10.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

11.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

For and on behalf of	For and on behalf of

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [•].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

For and on behalf of

[Agent]

By:

NOTES:

*	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

SCHEDULE 7
FORM OF ACCESSION LETTER

To:               [•] as Agent

From:           [Subsidiary] and Syngenta AG

Dated:

Dear Sirs

Syngenta AG – US$1,500,000,000 Facilities Agreement
dated [•] November 2012 (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [28.2 (Additional Borrowers)]/[Clause 28.4 (Additional Guarantors)] of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.]

4.	[Subsidiary's] administrative details are as follows:

Address:	[•]

Fax No:	[•]

Attention:	[•]

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Accession Letter is entered into by deed.]

For and on behalf of	For and on behalf of

Syngenta AG	[Subsidiary]

By:	By:

SCHEDULE 8
FORM OF RESIGNATION LETTER

To:               [•] as Agent

From:           [resigning Obligor] and Syngenta AG

Dated:

Dear Sirs

Syngenta AG – US$1,500,000,000 Facilities Agreement
dated [•] November 2012 (the "Agreement")

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.
Pursuant to [Clause 28.3 (Resignation of a Borrower)]/[Clause 28.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[•]*

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

For and on behalf of	For and on behalf of
Syngenta AG	[Subsidiary]
By:	By:

NOTES:

*	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:                 [•] as Agent

From:             [the Company]

Dated:           [•]

Dear Sirs

Syngenta AG – US$1,500,000,000 Facilities Agreement
dated [•] November 2012 (the "Agreement")

1.
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)
the amount of the consolidated total gross assets of the Group as at 31 December 20[•] was equal to USD [•] and the outstanding amount of the Financial Indebtedness of all members of the Group other than the Company and other than any other Guarantor as at as at 31 December 20[•] was equal to USD [•].  Therefore the amount of the Financial Indebtedness of the Group as set out in sub-paragraph (b)(v) of Clause 25.5 (Financial Indebtedness) outstanding as at 31 December 20[•] was equal to [•] per cent. of the consolidated total gross assets of the Group as at 31 December 20[•] and the undertaking set out in sub-paragraph (b)(v) of Clause 25.5 (Financial Indebtedness) [has/has not] been complied with.

(b)	the following companies constitute Material Subsidiaries for the purposes of the Facilities Agreement: [•].

3.	[We confirm that no Default is continuing.]*

Signed: ..........................................
authorised signatory of the Company

NOTES:
* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

Date:  [                      ]

[Letterhead of Seller]

[insert name of Potential Purchaser]

Re:           The Agreement

Company:	Syngenta AG (the "Company")
Date:	[•] 2012
Amount:	Up to USD 1,500,000,000
Agent:	[•]

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the "Acquisition").  In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose:

2.1
to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed  in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:

(a)
to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(b)
with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)
to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3
notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

6.1
neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1
This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2
No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter.  No election to affirm this letter will be effective unless it is in writing.  No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.	THIRD PARTY RIGHTS

10.1
Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

11.1
This letter (including the agreement constituted by your acknowledgement of its terms)  (the "Letter") and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2
The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents, the Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)
is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Group" means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

"Permitted Purpose" means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

…................................

For and on behalf of

[Seller]

To:           [Seller]

The Company and each other member of the Group

We acknowledge and agree to the above:

…................................

For and on behalf of

[Potential Purchaser]

SCHEDULE 11
TIMETABLES

	Loans in dollars	Loans in other currencies
Delivery of a duly completed Utilisation Request (Clause 6.1 (Delivery of a Utilisation Request)	U-3 3:00pm	U-3 3:00pm

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 6.4 (Lenders' participation)	U-3 4: 00pm	U-3 4: 00pm

Agent notifies the Lenders of the Loan in accordance with Clause 6.4 (Lenders' participation)	U-3 5:00pm	U-3 5: 00pm

Agent receives a notification from a Lender under Clause 10.2 (Unavailability of a currency)		Quotation Day 9.30am

Agent gives notice in accordance with Clause 10.2 (Unavailability of a currency)		Quotation Day 10.00am

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR

SWINGLINE LOANS

	Swingline Loans (in dollars)	Swingline Loans (in euros)
Delivery of a duly completed Utilisation Request for a Swingline Loan (Clause 7.1 (Delivery of a Utilisation Request for Swingline Loans))	U 11:00am (New York time)	U 10:00am (London time)

Agent determines prime commercial lending rate in dollars under Clause 9.3 (Interest)	U 9:30am (New York time)

Agent determines the Base Currency Amount of the Swingline Loan under paragraph (d) of Clause 8.3 (Swingline Lenders' participation) and notifies each Swingline Lender of the amount of its participation in the Swingline Loan in accordance with paragraph (d) of Clause 8.3 (Swingline Lenders' participation)
	U 11:30am (New York time)	U 11:00am (London time)

"U" = date of utilisation

"U - X" = Business Days prior to date of utilisation

SCHEDULE 12
FORM OF ASSUMPTION CERTIFICATE

To:	[•] as Agent,

From:	[Uncommitted Revolving Facility Lender] (the "Uncommitted Revolving Facility Lender")

Dated:

Syngenta AG – US$1,500,000,000 Facilities Agreement
dated [•] November 2012 (the "Agreement")

1.
We refer to the Facilities Agreement. This agreement (the "Agreement") shall take effect as an Assumption Certificate for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Uncommitted Revolving Facility) of the Facilities Agreement.

3.
The Uncommitted Revolving Facility Lender agrees to assume and will assume all of the obligations corresponding to the Uncommitted Revolving Facility Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facilities Agreement.

4.
The proposed date on which the assumption by the Uncommitted Revolving Facility Lender of the Relevant Commitment is to take effect (the "Assumption Date") is [the date to be specified by the Company]/[agreed date].

5.	On the Assumption Date, the Uncommitted Revolving Facility Lender becomes a party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Uncommitted Revolving Facility Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

7.	The Uncommitted Revolving Facility Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (h) Clause 2.2 (Uncommitted Revolving Facility).

8.	The Uncommitted Revolving Facility Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law .

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 13
FORM OF EXTENSION REQUEST

To:	[•] as Agent, and [•] as the Company

From:	[the Company]

Dated:	[•]

Syngenta AG – US$1,500,000,000 Facilities Agreement
dated [•] November 2012 (the "Agreement")

1.
We refer to the Facilities Agreement.  This is an Extension Request.  Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 3 (Extension of the Termination Date) of the Facilities Agreement.

3.
We wish to request through you that [each Lender extend the original Termination Date for a period of one year.]1/[each Lender to extend [in the case of a First Anniversary Extending Lender the Termination Date for a period of a further one year and,]2 [in the case of a First Anniversary Non-Extending Lender, the original Termination Date for a period of [one/two]3 years]4].

4.	We confirm that the Repeating Representations are true and correct in all material respects as at the date hereof.

For and on behalf of

Syngenta AG

By:

1	To be inserted in an Extension Request delivered pursuant to Clause 3.1 (Extension prior to the First Anniversary)
2
To be inserted in an Extension Request delivered pursuant to Clause 3.2 (Extension prior to the Second Anniversary) and if there is at least one First Anniversary Extending Lender at the time of such Extension Request.

3	Delete as applicable
4
To be inserted in an Extension Request delivered pursuant to Clause 3.2 (Extension prior to the Second Anniversary) and if there is at least one First Anniversary Non-Extending Lender at the time of such Extension Request.

SCHEDULE 14
FORM OF INCREASE CONFIRMATION

To:	[•] as Agent, and [•] as the Company

From:	[the Increase Lender] (the "Increase Lender")

Dated:

Syngenta AG – US$1,500,000,000 Facilities Agreement
dated [•] November 2012 (the "Facilities Agreement")

1.
We refer to the Facilities Agreement.  This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.3 (Increase) of the Facilities Agreement.

3.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [•].

5.	On the Increase Date, the Increase Lender becomes party to the Facilities Agreement as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (e) of Clause 2.3 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].*

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and the Increase Date is confirmed as [•].

For and on behalf of

Agent

By:

NOTES:

*	Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.

***	Insert jurisdiction of tax residence.

SIGNATURES

THE COMPANY

For and on behalf of SYNGENTA AG

By:	/s/ Nicolas Zürcher	/s/ Daniel Michaelis
	Nicolas Zürcher	Daniel Michaelis

THE ORIGINAL BORROWERS

For and on behalf of SYNGENTA CROP PROTECTION AG

By:	/s/ Nicolas Zürcher	/s/ Daniel Michaelis
	Nicolas Zürcher	Daniel Michaelis

For and on behalf of SYNGENTA CORPORATION

By:	/s/ Thomas Neylon
Thomas Neylon V.P. & Asst. Treasurer

THE ORIGINAL GUARANTORS

For and on behalf of SYNGENTA AG

By:	/s/ Nicolas Zürcher	/s/ Daniel Michaelis
Daniel Michaelis

For and on behalf of SYNGENTA FINANCE AG

By:	/s/ Nicolas Zürcher	/s/ Daniel Michaelis
Daniel Michaelis

For and on behalf of SYNGENTA FINANCE N.V.

By:	/s/ Enrico Perrotta	/s/ Nicolas Zürcher
	Enrico Perrotta	Nicolas Zürcher

For and on behalf of SYNGENTA WILMINGTON INC.

By:	/s/ Thomas Neylon
Thomas Neylon President

THE ARRANGERS

For and on behalf of BANC OF AMERICA SECURITIES LIMITED

By:	/s/ Amardeep Seyan
Amardeep Seyan Director

For and on behalf of BANCO SANTANDER, S.A.

By:	/s/ José María Pérez de Leuna	/s/ Uwe Steinmetz
	José María Pérez de Leuna	Uwe Steinmetz

For and on behalf of CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Richard Llewellyn Davies
Richard Llewellyn Davies Vice President

For and on behalf of CREDIT SUISSE AG

By:	/s/ Anthony Southcott	/s/ Clemens Kramer
	Anthony Southcott Director	Clemens Kramer Director

For and on behalf of DEUTSCHE BANK AG

By:	/s/ Illegible	/s/ Illegible

For and on behalf of HSBC BANK PLC

By:	/s/ Sinéad Murphy
Sinéad Murphy

For and on behalf of UBS AG

By:	/s/ Stella Vondra	/s/ Marc Reinmann
	Stella Vondra	Marc Reinmann

For and on behalf of UNICREDIT BANK AG

By:	/s/ Marion Schiller	/s/ Harald Loh
	Marion Schiller	Harald Loh

THE AGENT

For and on behalf of BANC OF AMERICA SECURITIES LIMITED

By:	/s/ Karen Hall
Karen Hall Assistant Vice President

THE ORIGINAL LENDERS

For and on behalf of BANCO SANTANDER, S.A.

By:	/s/ José María Pérez de Leuna	/s/ Uwe Steinmetz
	José María Pérez de Leuna	Uwe Steinmetz

For and on behalf of BANK OF AMERICA, N.A.

By:	/s/ Amardeep Seyan
Amardeep Seyan Director

For and on behalf of CITIBANK, N.A., LONDON BRANCH

By:	/s/ Richard Llewellyn Davies
Richard Llewellyn Davies Vice President

For and on behalf of CREDIT SUISSE AG

By:	/s/ Anthony Southcott	By:	/s/ Clemens Kramer
	Anthony Southcott Director		Clemens Kramer

For and on behalf of DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ Gwen Blumhoff	/s/ M. Lutz
	Gwen Blumhoff	M. Lutz

For and on behalf of UBS AG

By:	/s/ Stella Vondra	/s/ Marc Reinmann
	Stella Vondra	Marc Reinmann

For and on behalf of UNICREDIT LUXEMBOURG S.A.

By:	/s/ Erwin Moos	/s/ Anna Bonert
	Erwin Moos	Anna Bonert

For and on behalf of HSBC BANK PLC

By:	/s/ Sinéad Murphy
Sinéad Murphy

For and on behalf of HSBC TRINKAUS & BURKHARDT AG

By:	/s/ Manuela Dahle	/s/ Illegible
Manuela Dahle

For and on behalf of BANCO ITAÚ BBA INTERNATIONAL, S.A. – LONDON BRANCH

By:	/s/ Paulo Lopes	/s/ José Francisco Claro
	Paulo Lopes Executive Board Member	José Francisco Claro Executive Board Member

For and on behalf of COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:	/s/ A.H.T. van Gorkom	/s/ D.B. Boer
	A.H.T. van Gorkom Executive Director Proxy AB	D.B. Boer Director Proxy B

For and on behalf of CRÉDIT AGRICOLE (SUISSE) SA

By:	/s/ Joël Bourquin	/s/ Claude R. Chaubert
	Joël Bourquin Member of the Management Committee	Claude R. Chaubert Member of the Management Committee

For and on behalf of STANDARD CHARTERED BANK

By:	/s/ Hiren Singharay
Hiren Singharay Managing Director & Head of Syndications Europe, Africa and South Asia Standard Chartered Bank

For and on behalf of THE BANK OF NEW YORK MELLON

By:	/s/ William M. Feathers
William M. Feathers Vice President

For and on behalf of THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Andrew Trenouth
Andrew Trenouth Deputy General Manager and Managing Director Corporate Banking Division for EMEA Bank of Tokyo-Mitsubishi UFJ, Ltd.

THE ORIGINAL SWINGLINE LENDERS

For and on behalf of BANCO SANTANDER, S.A.

By:	/s/ José María Pérez de Leuna	/s/ Uwe Steinmetz
	José María Pérez de Leuna	Uwe Steinmetz

For and on behalf of BANK OF AMERICA, N.A.

By:	/s/ Amardeep Seyan
Amardeep Seyan Director

For and on behalf of CITIBANK, N.A.

By:	/s/ Lisa Huang
Lisa Huang Vice President

For and on behalf of CREDIT SUISSE AG

By:	/s/ Anthony Southcott	/s/ Clemens Kramer
	Anthony Southcott Director	Clemens Kramer Director

For and on behalf of DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ Gwen Blumhoff	/s/ M. Lutz
	Gwen Blumhoff	M. Lutz

For and on behalf of HSBC BANK PLC

By:	/s/ Sinéad Murphy
Sinéad Murphy

For and on behalf of UBS AG

By:	/s/ Stella Vondra	/s/ Marc Reinmann
	Stella Vondra	Marc Reinmann

For and on behalf of UNICREDIT LUXEMBOURG S.A.

By:	/s/ Erwin Moos	/s/ Anna Bonert
	Erwin Moos	Anna Bonert

For and on behalf of BANCO ITAÚ BBA INTERNATIONAL, S.A. – LONDON BRANCH

By:	/s/ Paulo Lopes	/s/ José Francisco Claro
	Paulo Lopes Executive Board Member	José Francisco Claro Executive Board Member

For and on behalf of COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:	/s/ A.H.T. van Gorkom	/s/ D.B. Boer
	A.H.T. van Gorkom Executive Director Proxy AB	D.B. Boer Director Proxy B

For and on behalf of CRÉDIT AGRICOLE (SUISSE) SA

By:	/s/ Joël Bourquin	/s/ Claude R. Chaubert
	Joël Bourquin Member of the Management Committee	Claude R. Chaubert Member of the Management Committee

For and on behalf of STANDARD CHARTERED BANK

By:	/s/ Hiren Singharay
Hiren Singharay Managing Director & Head of Syndications Europe, Africa and South Asia Standard Chartered Bank

For and on behalf of THE BANK OF NEW YORK MELLON

By:	/s/ William M. Feathers
William M. Feathers Vice President

For and on behalf of THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Andrew Trenouth
Andrew Trenouth Deputy General Manager and Managing Director Corporate Banking Division for EMEA Bank of Tokyo-Mitsubishi UFJ, Ltd.